UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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UNIVERSAL TECHNICAL INSTITUTE, INC.

(Name of Registrant as Specified in its Charter)

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UNIVERSAL TECHNICAL INSTITUTE, INC.

16220 North Scottsdale Road

Suite 100

Scottsdale, Arizona 85254

(623) 445-9500

Dear Fellow Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), to be held at 8:00 a.m. local time on Wednesday, February 20, 2013, at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

We have attached a notice of meeting and a proxy statement that contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend in person.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of UTI. We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ John C. White
John C. White
Chairman of the Board of Directors

January 8, 2013

UNIVERSAL TECHNICAL INSTITUTE, INC.

16220 North Scottsdale Road

Suite 100

Scottsdale, Arizona 85254

(623) 445-9500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

To the holders of common stock of Universal Technical Institute, Inc.:

The 2013 Annual Meeting of Stockholders of Universal Technical Institute, Inc. (the “Company”) will be held at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254 on Wednesday, February 20, 2013 at 8:00 a.m. local time for the following purposes:

1. To elect three directors to the Board of Directors to serve for a term of three years or until their respective successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year-ended September 30, 2013.

3. To consider and act upon such other business as may properly come before the meeting.

Only stockholders of record at the close of business on December 27, 2012 are entitled to receive notice of and to vote at the meeting. A list of stockholders entitled to vote will be available for examination at the meeting by any stockholder for any purpose germane to the meeting. The list will also be available for the same purpose for ten days prior to the meeting at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

To obtain directions to attend the Annual Meeting and vote in person, please call Investor Relations at (623) 445-9500.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on February 20, 2013. The Proxy Statement and UTI’s Annual Report on Form 10-K for fiscal year 2012 are available electronically at http://www.envisionreports.com/uti.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE. YOUR PROXY IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS.

By Order of the Board of Directors,

/s/ Chad A. Freed
Chad A. Freed
Senior Vice President, General Counsel and Secretary

Scottsdale, Arizona

January 8, 2013

UNIVERSAL TECHNICAL INSTITUTE, INC.

16220 North Scottsdale Road

Suite 100

Scottsdale, Arizona 85254

(623) 445-9500

PROXY STATEMENT

Annual Meeting of Stockholders

February 20, 2013

General Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Universal Technical Institute, Inc. (the “Company,” “UTI,” “we,” “us” or “our”), of proxies for use in voting at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. local time on February 20, 2013 at our offices located at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, and any adjournment or postponement thereof. On or about January 11, 2013, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 (the “2012 Annual Report” or the “2012 Form 10-K”), are being made available to stockholders entitled to vote at the annual meeting. The date of this Proxy Statement is January 8, 2013.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), except for stockholders who have requested otherwise, we have generally mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability provides instructions either for accessing our proxy materials, including this Proxy Statement and the 2012 Annual Report, at the website address referred to in the Notice of Internet Availability, or for requesting printed copies of the proxy materials by mail or electronically by e-mail. If a stockholder would like to receive a paper or e-mail copy of our proxy materials either for this Annual Meeting or for all future meetings, such stockholder should follow the instructions for requesting such materials included in the Notice of Internet Availability we mailed to our stockholders.

We will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of common stock, and normal handling charges may be paid for such forwarding service. We may solicit proxies by mail or by personal interview, telephone and other electronic communication by our officers and other management employees, who will receive no additional compensation for their services.

Any stockholder giving a proxy pursuant to this solicitation may revoke it at any time prior to exercise of the proxy by giving written notice of such revocation to our Secretary at our executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, or by attending the Annual Meeting and voting in person.

At the close of business on December 27, 2012, there were 26,591,305 shares of our common stock outstanding and entitled to vote at the Annual Meeting. Only common stockholders of record on December 27, 2012 will be entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter voted upon. Votes may not be cumulated.

Voting Information

The presence, in person or by a proxy relating to any matter to be acted upon at the Annual Meeting, of the holders of a majority of the outstanding shares of common stock will constitute a quorum for purposes of the Annual Meeting. For purposes of the quorum requirement and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain are considered stockholders who are present and entitled to vote and they count toward the quorum.

Voting without attending the Annual Meeting can be done in the following ways:

•        Internet.    A proxy can be submitted over the Internet to vote shares at the Annual Meeting by following the instructions provided either in the Notice of Internet Availability or on the proxy card or voting instruction form if a printed set of proxy materials were requested and received.

•        Telephone.    If a printed set of proxy materials were requested and received, a proxy can be submitted over the telephone to vote shares at the Annual Meeting by following the instructions provided on the proxy card or voting instruction form enclosed with the proxy materials received. If only a Notice of Internet Availability was received, a proxy can be submitted over the telephone to vote shares by following the instructions at the Internet website address referred to in the Notice of Internet Availability.

•        Mail.    If a printed set of proxy materials were requested and received, a proxy can be submitted by mail to vote shares at the Annual Meeting by completing, signing and returning the proxy card or voting instruction form enclosed with the proxy materials received.

Submissions of proxy via telephone or internet must be received by 11:59 p.m. Eastern Time on February 19, 2013 in order for the shares to be voted at the Annual Meeting. However, a stockholder of record who received a printed copy of the proxy materials may instead mark, sign, date and return the proxy card so that it is received by the Company before the polls close at the Annual Meeting in order for shares to be voted at the Annual Meeting. Stockholders of shares held in street name must comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds the shares.

Brokers, banks or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owners, such as the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013. If a broker, bank or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions, on the other hand, have the same effect as votes against the matter, although abstentions will have no effect on the election of directors because approval of a percentage of shares present or outstanding is not required for that proposal.

Election of Directors.    Our Bylaws provide that in a non-contested election, each director nominee must be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. Accordingly, abstentions will have no effect on the election of a director. Pursuant to our Corporate Governance Guidelines, the Board of Directors expects any director nominee who is an incumbent director and is not re-elected to promptly tender his or her resignation, and the Board of Directors, excluding the director who tenders his or her resignation, must promptly decide whether to accept or reject the resignation. Uninstructed shares are not entitled to vote on the election of directors.

Ratification of the Appointment of the Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required to approve the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013. Uninstructed shares are entitled to vote on this matter. Abstentions will have the same effect as a vote against ratification of the appointment of our independent registered public accounting firm.

Any stockholder entitled to vote on any matter may vote part of such stockholder’s shares in favor of the proposal and refrain from voting the remaining shares or, except with respect to the election of Directors, may vote the remaining shares against the proposal; but if the stockholder fails to specify the number of shares which the stockholder is voting affirmatively or otherwise indicates how the number of shares to be voted affirmatively is to be determined, it will be conclusively presumed that the stockholder’s approving vote is with respect to all shares which the stockholder is entitled to vote.

If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the Annual Meeting is postponed or adjourned, a stockholder’s proxy will remain valid and may be voted at the postponed or adjourned meeting. A stockholder still will be able to revoke the stockholder’s proxy until it is voted. As of the date of this Proxy Statement, the Board of Directors did not know of any matters other than those described in this Proxy Statement to be presented at the Annual Meeting.

Proxies properly executed and received by the Company prior to the Annual Meeting and not revoked will be voted as directed therein on all matters presented at the Annual Meeting. If you submit a proxy or voting instruction form by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors Structure.    Our Board of Directors currently has ten members, the majority of whom are independent directors. The Board of Directors is divided into three classes. Directors in each class serve three-year terms. At each annual meeting, the term of one class expires. Currently, Messrs. Conrad, Cabito and Blaszkiewicz and Ms. McWaters serve as Class I Directors, Messrs. Penske and White and Ms. Srere serve as Class II Directors and Messrs. Caputo, Paige and Trammell serve as Class III Directors.

Redistribution of Board Classes.    On December 6, 2012, Mr. Caputo, expressing no disagreement with the Company, advised the Board of Directors, and the Board of Directors confirmed, his retirement from the Board of Directors of the Company (as a Class III member), effective February 19, 2013. In order to provide for an even distribution of directors among the Board’s three classes of directors following Mr. Caputo’s retirement, in accordance with the Company’s Restated Certificate of Incorporation and the New York Stock Exchange Listing Manual, Alan E. Cabito will resign as a member of Class I of the Company’s Board of Directors on February 19, 2013 to then be immediately reappointed to the Board as a Class III director, effective February 19, 2013. Mr. Cabito will stand for re-election as a Class III director at the Company’s 2013 Annual Meeting of Stockholders. Effective February 19, 2013, the Company’s Board will be reduced from ten to nine directors to eliminate the existing Class I director vacancy left by Mr. Cabito. For all purposes other than implementation of the change from a Class I to a Class III director, Mr. Cabito’s service on the Board will be deemed to have continued uninterrupted and Mr. Cabito will continue to serve as chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee of the Board.

Nominees for Election at this Annual Meeting.    The Board of Directors, acting on the recommendation of the Nominating and Corporate Governance Committee, has nominated Roderick R. Paige, Kenneth R. Trammell and Alan E. Cabito for re-election as Class III Directors, each to serve a three-year term ending in 2016, or until the Director’s successor is duly elected. It is intended that the votes represented by the proxies at the Annual Meeting will be cast for the election of Messrs. Paige, Trammell and Cabito as Directors. In accordance with the Company’s Corporate Governance Guidelines, the Board has expressly waived the application of the mandatory retirement age for Dr. Paige.

The following table and text presents information as of the date of this Proxy Statement concerning the nominees for election as Directors, including in each case their current membership on committees of the Board of Directors, year first elected a Director and principal occupations or affiliations during the last five years, other directorships currently held or held during the past five years and the experiences, qualifications, attributes or skills that each nominee and Director brings to our Board of Directors. We believe that each of the director nominees possesses an ability, as demonstrated by recognized success in his or her field, to make meaningful contributions to the Board’s oversight of the business and affairs of the Company.

Director Nominees

Name/Title	Age	Board Committees	Elected to UTI Board
Roderick R. Paige	79	Nominating and Corporate Governance Committee	2010

Kenneth R. Trammell	52	Audit Committee	2011

Alan E. Cabito	64	Audit Committee; Nominating and Corporate Governance Committee	2008

Roderick R. Paige	Dr. Roderick R. Paige was appointed as a Director on our Board of Directors in September 2010. Dr. Paige was a founder of the Chartwell Education Group, LLC, an education consulting firm, and served as its Chairman from 2005 to 2009. Dr. Paige has also served as Senior Advisor to Higher Ed Holdings, LLC since 2005. Dr. Paige served as the United States Secretary of Education from 2001 to 2005 and was a Public Policy Scholar at the Woodrow Wilson International Center for Scholars in 2005. Dr. Paige also served as a director of News Corporation during the last five years and was a member of its compensation committee. Dr. Paige also has significant experience in the education industry, including 10 years as the dean of a college of education, 4 years as trustee of a 200,000 student school district and 7.4 years as the Superintendent of Schools of the Houston Independent School District. Dr. Paige received his doctorate and masters in health and physical education from Indiana University and his BS from Jackson State University. Dr. Paige brings to the Board of Directors governmental regulatory experience in the education industry.

Kenneth R. Trammell	Kenneth R. Trammell was appointed as a Director on our Board of Directors in June 2011. Mr. Trammell has served as the Chief Financial Officer of Tenneco Inc. since September 2003, having served as the Vice President and Controller from 1999 through 2003 and Corporate Controller from 1997 through 1999. Prior to joining Tenneco in 1996, Mr. Trammell spent 12 years with the international public accounting firm of Arthur Andersen LLP, last serving as a senior manager. Mr. Trammell received a BA in accounting from the University of Houston. Mr. Trammell has significant business experience in the original equipment and aftermarket automotive parts industry for more than 15 years. He also has considerable experience relating to financial reporting, accounting, internal control review and assessments, capital markets transactions, investor relation and operations finance, which he accumulated as a Controller and Chief Financial Officer of Tenneco and as an external auditor for Arthur Andersen. Mr. Trammell qualifies as an audit committee financial expert under SEC guidelines.

Alan E. Cabito	Alan E. Cabito has served as a Director on our Board of Directors since 2008. Mr. Cabito began his career with Toyota Motor Sales, U.S.A., Inc. in 1971. Over the course of his 36-year tenure at Toyota, Mr. Cabito served in a variety of functional areas including sales, marketing, research, pricing, distribution, logistics, production control and dealer market representation. Most recently, he was Group Vice President, Sales Administration, and an officer of Toyota Motor Sales. Mr. Cabito also served as the President of AirFlite, Toyota’s fixed-base operation located at the Long Beach, California airport. Mr. Cabito retired from Toyota Motor Sales in December 2007. Mr. Cabito received an MBA in Finance from the University of Southern California. Mr. Cabito also serves as a director on the board of New United Motor Manufacturing, Inc. Along with his executive management experience, Mr. Cabito brings to the Board of Directors extensive experience in and knowledge of the automotive manufacturing industry.

The Board of Directors recommends that you vote “FOR” each of these nominees.

Continuing Directors.    The terms of Messrs. Blaszkiewicz and Conrad and Ms. McWaters are scheduled to end in February 2014 and the terms of Messrs. Penske and White and Ms. Srere are scheduled to end in February 2015.

David A. Blaszkiewicz, age 44, was appointed as a Director on our Board of Directors in December 2011. Mr. Blaszkiewicz has served as the President of Invest Detroit and its predecessor companies since 2001 and has served as President and Chief Executive Officer of Downtown Detroit Partnership, Inc. since February of 2011. In addition, Mr. Blaszkiewicz currently sits on the board of a number of non-profit organizations, including the Downtown Development Authority and New Detroit. Mr. Blaszkiewicz also served as the Director of Finance and the Secretary and Treasurer of Detroit Renaissance, Inc. from 1994 through 2001. Mr. Blaszkiewicz received a B.S. in Business from Wayne State University and received his M.B.A. in 1998 from Michigan State University. Mr. Blaszkiewicz brings to the Board significant financial, commercial real estate and development expertise as well as municipal and private investment experience.

Conrad A. Conrad, age 66, has served as a Director on our Board of Directors since February 2004. Mr. Conrad was employed with The Dial Corporation from August 2000 to October 2005, where he served as Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad also serves as a director of Fender Musical Instruments Corporation and served as a director of Rural/Metro Corporation until June 30, 2011. Mr. Conrad received an AB in Accounting from The College of William & Mary. As a former chief financial officer for a public company, Mr. Conrad has experience in finance and accounting, particularly as it applies to public companies such as UTI. His prior positions with Pennzoil-Quaker State gave him insight into the automotive products and services market. Mr. Conrad also served as the chairman of the board of Rural/Metro Corporation, which experience aids his service to the Board of Directors. Mr. Conrad qualifies as an audit committee financial expert under SEC guidelines.

Kimberly J. McWaters, age 48, has served as our Chief Executive Officer since October 1, 2003 and as a Director on our Board of Directors since 2005. Ms. McWaters served as our President from 2000 to March 2011 and previously served on our Board of Directors from 2002 to 2003. From 1984 to 2000, Ms. McWaters held several positions with UTI, including Vice President of Marketing and Vice President of Sales and Marketing. Ms. McWaters has also served as a director of Penske Automotive Group, Inc. since December 2004. Ms. McWaters received a BS in Business Administration from the University of Phoenix. As a long-time employee of UTI, Ms. McWaters brings to the Board of Directors an understanding of the organization and experience in the post-secondary technical education services industry. Prior to serving as our President, she was responsible for our sales and marketing. Ms. McWaters also serves on the board of directors of a few non-profit organizations.

Roger S. Penske, age 75, has served as a Director on our Board of Directors since 2002. Mr. Penske has served as Chairman of the Board of Directors and Chief Executive Officer of Penske Automotive Group, Inc., a publicly-traded automotive retailer, since 1999. Mr. Penske has also been Chairman of the Board of Directors and Chief Executive Officer of Penske Corporation since 1969. Mr. Penske also serves as a director of General Electric Company, a director of Business Leaders for Michigan and vice chairman of Downtown Detroit Partnership. Mr. Penske also served as a director of Internet Brands, Inc. and as a trustee of the Detroit Medical Center for the last five years. Mr. Penske has executive management experience in the automotive industry and experience as a public company director. Mr. Penske brings to the Board of Directors high-level connections to various automotive companies in Detroit and extensive experience in and understanding of the automotive retail industry.

John C. White, age 64, has served as a Director on our Board of Directors since 1997 and as Chairman of our Board of Directors since October 1, 2005. From October 1, 2003 to September 30, 2005, Mr. White served as our Chief Strategic Planning Officer and Vice Chairman. From April 2002 to September 30, 2003, Mr. White served as our Chief Strategic Planning Officer and Co-Chairman of our Board of Directors. From 1997 to March 2002, Mr. White served as our Chief Strategic Planning Officer and Chairman of our Board of Directors. Mr. White served as the President of Clinton Harley Corporation (which operated under the name Motorcycle Mechanics Institute and Marine Mechanics Institute) from 1977 until it was acquired by UTI in 1998. Prior to 1977, Mr. White was a marketing representative with International Business Machines Corporation. Mr. White was appointed by the Arizona Senate to serve as a member of the Joint Legislative Committee on Private Regionally Accredited Degree Granting Colleges and Universities and Private Nationally Accredited Degree Granting and Vocational Institutions in 1990. He was appointed by the Governor of Arizona to the Arizona State Board for Private Post-secondary Education, where he was a member and Complaint Committee Chairman from 1993-2001. Mr. White received a BS in Engineering from the University of Illinois. Mr. White has experience in the post-secondary technical education services industry and has experience involving accreditation issues. Mr. White has assisted with our strategic planning, both as a director and as an employee.

Linda J. Srere, age 57, has served as a Director on our Board of Directors since 2005. Ms. Srere is a marketing and advertising consultant. From January 2000 to November 2001, she served as President of Young & Rubicam Advertising, a worldwide advertising network. From September 1998 to January 2000, Ms. Srere served as Vice Chairman and Chief Client Officer of Young & Rubicam Inc. (“Y&R”). From January 1997 to September 1998, she served as President and CEO of Y&R’s New York office. Ms. Srere joined Y&R in September 1994 as Executive Vice President and Director of Business Development. Ms. Srere served as the Chairman of advertising agency Earle Palmer Brown New York from 1992 to 1994, and served as President of advertising agency Rosenfeld, Sirowitz, Humphrey & Strauss from 1990 to 1992. For eleven years, until July 2012, Ms. Srere was a director of Electronic Arts Inc. During her tenure she served on its compensation and its nominating and governance committees. Ms. Srere also served as a director of a Quantive, Inc., which was sold to Microsoft in 2007. She currently sits on the Investor and Executive Council of DCubed Group, a private market investment firm. Ms. Srere brings to the Board of Directors marketing, strategic and business leadership skills from her career in marketing and advertising.

Corporate Governance and Related Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management; management runs the company’s day-to-day operations. Our Board of Directors currently consists of ten directors and will consist of nine directors, effective February 19, 2013, as described above.

Board Leadership Structure.    Our corporate governance documents provide that our Board of Directors is free to choose the Chairman of the Board in any manner that is in the best interests of UTI. Pursuant to the current Corporate Governance Guidelines adopted by the Board of Directors, the roles of the Chief Executive Officer and Chairman of the Board should be separate. In making leadership structure determinations, our Board of Directors considers many factors. When a vacancy occurs in the office of either the Chairman or the Chief Executive Officer, the Board will consider the specific characteristics and circumstances existing at that time and will determine whether the role of Chairman should be separate from that of the Chief Executive Officer and, if the roles are separate, whether the Chairman should be selected from the independent directors or from management. At this time, each of the positions of Chairman of the Board and Chief Executive Officer of the Company are held by different persons. Our Board of Directors has decided at this time to have different persons hold such positions largely due to the availability to the Company of multiple persons with many years of experience in our industry and extensive executive management experience with the Company.

Our Corporate Governance Guidelines call for regular executive sessions of the non-management Directors (those not employed by us). The Board of Directors believes that these regular executive sessions outside of the presence and influence of management ensure that non-management directors have sufficient opportunity to fully and candidly discuss ideas and issues regarding the Company, management’s performance and whether Board operations are satisfactory. The role of presiding director at regular executive sessions of the non-management directors rotates on an annual basis. During fiscal 2011, the chairperson of the Audit Committee presided over executive sessions of the non-management Directors. During fiscal 2012, the chairperson of the Compensation

Committee served in that role. For fiscal 2013, the chairperson of the Nominating and Corporate Governance Committee will serve in that role. The Board of Directors believes that rotating the presiding director at the non-management executive sessions annually is the preferable governing approach as it maximizes participation by all non-management directors and fosters an environment in which each non-management director has an equal opportunity to provide direction and influence, while not placing undue burden on any one non-management director.

The Nominating and Governance Committee and the non-management directors have considered the need for, and desirability of, appointment of a permanent lead director. Both the Nominating and Governance Committee and the non-management directors concluded that a permanent independent lead director is not necessary at this time to ensure strong independent Board leadership. In addition, the non-management directors have concluded that effective oversight of the executive officers of the Company and establishment of an agenda that appropriately considers the stockholder perspective can be attained without formal designation of a lead director. This determination will be periodically reviewed by the non-management directors.

“Independent” Directors.    Our Board of Directors has determined that Messrs. Blaszkiewicz, Cabito, Caputo, Conrad, Paige, Penske and Trammell and Ms. Srere qualify as “independent” in accordance with the published listing requirements of the New York Stock Exchange (the “NYSE”). The NYSE’s independence definition includes a series of objective tests, such as that the director is not an employee of the Company, has no material relationships with the Company and has not engaged in various types of business dealings with the Company. An explanation of the independence standard used by our Board of Directors, which standard incorporates the NYSE independence definition, is set forth in the Corporate Governance Guidelines adopted by the Board of Directors and discussed elsewhere in this Proxy Statement. The Board of Directors considers all relevant facts and circumstances in evaluating the independence of its members from management. Non-material business transactions conducted in the ordinary course of business are not determinative of the issue of independence. As required by the NYSE rules, the Board of Directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and has affirmatively determined that each independent director meets the independence standard used by the Board of Directors. In making these determinations, the Board of Directors reviewed and discussed information provided by the Directors and our management with regard to each Director’s business and personal activities as they may relate to us and our management. The Board of Directors also considered each Director’s other relationships that do not involve us or our management such as the employment of UTI graduates in the service departments of automotive dealerships owned by an entity of which one of our Directors is an affiliate.

“Independence” for Audit Committee Members and Audit Committee Financial Expert.    In addition, as required by the NYSE rules, the members of our Audit Committee each qualify as “independent” under special standards established by the SEC for members of audit committees. Our Audit Committee also includes at least one independent member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including that the person meets the relevant definition of an “independent director.” Mr. Conrad and Mr. Trammell have been determined to be audit committee financial experts. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Conrad’s and Mr. Trammell’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Conrad or Mr. Trammell any duties, obligations or liabilities that are greater than those generally imposed on members of the Audit Committee and the Board of Directors, and the designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of our Audit Committee or the Board of Directors.

Board’s Role in Risk Oversight.    The Board of Directors as a whole is responsible for risk management oversight of the Company and in ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Company’s business strategy and objectives is integral to the Board’s assessment of our risk and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates Company risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its committees which are comprised of only independent Board members. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud, and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Company’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Company’s corporate governance and corporate governance principles.

Board Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board of Directors has delegated various responsibilities and authority to different Board committees as described elsewhere in this Proxy Statement. Committees regularly report on their activities and actions to the full Board of Directors. In addition, the Corporate Governance Guidelines that have been adopted by the Board of Directors and which are discussed elsewhere in this Proxy Statement call for regular executive sessions of the non-management Directors.

In fiscal 2012, the Board of Directors held 8 meetings. Each Director attended at least 75% of the aggregate of the Board of Director meetings and meetings of committees on which such Director served during the Director’s tenure as a Director and committee member.

Board Committees and Charters

In accordance with the NYSE Corporate Governance Rules, we currently have three standing Board committees: Audit, Compensation and Nominating and Corporate Governance. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director in accordance with NYSE standards. Each of the Board committees has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.uti.edu under the “Investors — Corporate Governance” captions. We will provide copies of our Board committee charters upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

The current committee membership is as follows:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David A. Blaszkiewicz		✓
Alan E. Cabito	✓		Chair
A. Richard Caputo, Jr.		✓
Conrad A. Conrad	Chair	✓
Roderick R. Paige			✓
Roger S. Penske			✓
Linda J. Srere		Chair	✓
Kenneth R. Trammell	✓

Audit Committee.    Messrs. Cabito, Conrad and Trammell served as members of our Audit Committee during fiscal 2012. The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the independence requirements of the NYSE and the SEC. The Audit Committee has the responsibility for overseeing, among other things, our accounting and financial reporting processes, the reliability of our financial statements, the effective evaluation and management of our financial risks, our compliance with laws and regulations, and the effective and efficient audit of our financial statements by a qualified independent registered public accounting firm. The Audit Committee met 8 times during fiscal 2012. The Audit Committee is required by SEC rules to publish a report to stockholders concerning the Audit Committee’s activities during the prior fiscal year. The Audit Committee’s report is set forth elsewhere in this Proxy Statement.

Compensation Committee.    Messrs. Blaszkiewicz, Conrad and Caputo and Ms. Srere served as members of our Compensation Committee during fiscal 2012. The Board of Directors has determined that each member of the Compensation Committee satisfies the independence requirements of the NYSE. The primary responsibility of the Compensation Committee is to develop and oversee the implementation of the Company’s philosophy with respect to the compensation of our officers. In that regard, the Compensation Committee has the responsibility for, among other things, developing and maintaining a compensation policy and strategy that creates a direct relationship between pay levels and corporate performance and returns to stockholders; recommending compensation and benefit plans to the Board of Directors for approval; reviewing and approving annual corporate and personal goals and objectives to serve as the basis for the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of the goals and, based on such evaluation, determining the Chief Executive Officer’s compensation; determining the annual total compensation for our Named Executive Officers; approving the grants of equity-based incentives as permitted under our equity-based compensation plans; reviewing and recommending to the Board of Directors compensation for our non-management Directors; and reviewing and recommending employment agreements, severance arrangements and change-in-control plans that provide for benefits upon a change-in-control, or other provisions for our executive officers and directors, to the Board of Directors. The Compensation Committee met 8 times during fiscal 2012.

Our Board of Directors has adopted a charter for the Compensation Committee that provides, among other things, that the Compensation Committee may, at its discretion, utilize independent consultants or counsel to assist the Compensation Committee in fulfilling its duties. Pursuant to its written charter, the Compensation Committee has the sole authority to retain or terminate any such consultant or counsel, including sole authority to approve the fees and other retention terms. The Compensation Committee retained Compensia, Inc. (“Compensia”) to assist as independent compensation consultants. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis — Role of Compensation Consultants,” which is included elsewhere in this Proxy Statement. Other than as discussed in this Proxy Statement, Compensia did not provide any additional services to us during the 2012 fiscal year.

Nominating and Corporate Governance Committee.    Messrs. Cabito, Paige and Penske and Ms. Srere served as members of our Nominating and Corporate Governance Committee during fiscal 2012. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE. The Nominating and Corporate Governance Committee has the responsibility for, among other things, identifying individuals qualified to serve as directors of UTI, recommending qualified individuals for election to the Board of Directors at the annual meeting of stockholders; recommending to the Board of Directors those Directors to serve on each of the Board committees, recommending a set of corporate governance guidelines to the Board of Directors, reviewing periodically our Corporate Governance Guidelines and recommending governance issues that should be considered by the Board of Directors, reviewing periodically the Board of Director’s committee structure and operations and the working relationship between each committee and the Board of Directors, and considering, discussing and recommending ways to improve the Board of Director’s effectiveness. The Nominating and Corporate Governance Committee also reviews and makes recommendations to the Board of Directors regarding the size and the composition of the Board of Directors. In addition, the Nominating and Corporate Governance Committee will review and consider properly submitted stockholder recommendations on candidates for membership on the Board of Directors as described below. In evaluating such recommendations, the Nominating and Corporate Governance Committee

will use the same review criteria discussed below under “Director Qualifications and Review of Director Nominees.” Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must include the candidate’s name, accompanied by relevant biographical information, and must be submitted in accordance with our Bylaws to the attention of our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254. The Nominating and Corporate Governance Committee met 4 times during fiscal 2012.

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors regarding the size and composition of the Board of Directors. The Committee reviews annually with the Board of Directors the composition of the Board of Directors as a whole and recommends, if necessary, measures to be taken so that the Board of Directors reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board of Directors as a whole and contains at least the minimum number of independent directors required by the NYSE and other applicable laws and regulations. The Committee is responsible for ensuring that the composition of the Board of Directors accurately reflects the needs of our business and, in accordance with the foregoing, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills.

To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as Directors, the Committee reviews the composition of the Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works to attract candidates with those qualifications. In evaluating a director candidate, the Committee considers factors that are in the best interests of the Company and its stockholders, including the knowledge, experience and integrity of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board of Directors and any core competencies or technical expertise necessary to staff committees of the Board of Directors. Directors should have a background and experience in areas important to the operations of the Company, such as business, education, marketing, finance, government or law, and should be individuals of high integrity and independence with substantial accomplishments. The Committee does not assign specific weights to any particular criteria. Rather, the Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. In connection with each director nomination recommendation, the Committee considers the issue of continuing director tenure and whether the Board of Directors will be exposed to new ideas and viewpoints, and will maintain willingness to critically examine the status quo.

In connection with director nominations, the Committee also considers the nominees’ roles in (i) assisting with our business strategy, (ii) overseeing our efforts in complying with the disclosure requirements of the SEC and the NYSE, (iii) assisting in improving our internal controls and disclosure controls and (iv) overseeing our corporate governance and leadership structure.

The Committee shall consider nominees recommended by stockholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Pursuant to the Company’s Bylaws, a stockholder may nominate a person for election to the Board by making timely notice in proper written form to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the Company at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. To be in proper written form, such stockholder’s notice to the Secretary shall set forth in writing (a) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected as well as (i) such person’s name, age, business address and residence address, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company that are beneficially owned by such person, (iv) a statement as to whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for re-election at the next meeting which such person would face re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board, in accordance with the Company’s Corporate Governance Guidelines, and (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (b) as to such stockholder (i) the name and address, as they appear on the Company’s books, of such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and any material interest of such stockholder and owner and (iii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice to the Secretary by, or on behalf of, the stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any of its affiliates or associates with respect to shares of stock of the Company, and a representation that the stockholder will notify the Company in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.

Board Attendance at Annual Stockholder Meetings

While all Directors are encouraged to attend our annual stockholder meetings, the Board of Directors does not have a formal policy with respect to such attendance. All Directors who, at the time, were serving as members of the Board of Directors attended last year’s annual meeting of stockholders.

Communication with the Board of Directors

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Directors as a group, the non-management Directors as a group or an individual Director directly by submitting a letter in a sealed envelope labeled accordingly. This letter should be placed in a larger envelope and mailed to Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

Code of Conduct; Corporate Governance Guidelines

We have a Code of Conduct (including a Supplemental Code of Ethics for the Chief Executive Officer and Senior Financial Officers) (the “Code of Conduct”) that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Conduct is posted on our website at www.uti.edu under the “Investors — Corporate Governance” captions.

We will provide a copy of the Code of Conduct upon request made by writing to us at our principal executive offices at 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

As indicated elsewhere in this Proxy Statement, the Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines are posted on our website at www.uti.edu under the “Investors — Corporate Governance — Board of Directors” captions. We will provide a copy of the Corporate Governance Guidelines upon request made by writing to us at our principal executive offices at the address indicated above and on the first page of this Proxy Statement.

Compensation of Non-Management Directors

In fiscal 2012, our non-management Directors received a $35,000 annual retainer. Each non-management Director also received an annual award under our 2003 Incentive Compensation Plan of shares of the Company’s common stock equal to $50,000 on the date of grant. In addition, each non-management Director received reimbursement for out-of-pocket expenses, including travel expense on commercial flights or the equivalent cost of advance purchase first class commercial travel for non-management Directors utilizing private aircraft. Upon election or appointment to the Board of Directors, our new non-management Directors receive a one-time grant of restricted stock awards with a value of $75,000, which are subject to a three-year vesting period.

The chairperson of the Nominating and Corporate Governance Committee will receive an additional annual retainer of $12,000. The chairperson of the Compensation Committee will receive an additional annual retainer of $15,000 and the chairperson of the Audit Committee will receive an additional annual retainer of $20,000. The non-chairperson Directors serving on the Compensation Committee and the Nominating and Corporate Governance Committee will each receive an additional annual retainer of $6,000. The non-chairperson Directors serving on the Audit Committee will each receive an additional annual retainer of $8,000. No Director will receive additional compensation for meeting attendance. Directors who are also officers do not receive any separate compensation for serving as directors.

Our non-management Directors are also eligible to participate in a non-qualified deferred compensation plan, which was implemented in April 2010. The Company offers this non-qualified deferred compensation plan to allow the Directors to set aside a portion of their income for retirement on a pre-tax basis. A non-management Director may defer up to 100% of cash Board compensation earned in the calendar year. The non-qualified deferred compensation plan is more fully discussed in the Compensation Discussion and Analysis section included elsewhere in this Proxy Statement.

The following table sets forth a summary of the compensation we paid to our non-management Directors in fiscal year 2012.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
David A. Blaszkiewicz	32,458	125,008	157,466
Alan E. Cabito	55,000	50,002	105,002
Conrad A. Conrad	61,000	50,002	111,002
A. Richard Caputo, Jr.	41,000	50,002	91,002
Roderick R. Paige	41,000	50,002	91,002
Roger S. Penske(2)	41,000	50,002	91,002
Linda J. Srere	56,000	50,002	106,002
Kenneth R. Trammell	43,000	50,002	93,002

(1)

Represents the aggregate grant date fair value of awards issued under the 2003 Incentive Compensation Plan computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718 (“Topic 718”). The annual grant was based on 3,682 shares at the closing price on February 22, 2012 of $13.58. David A. Blaszkiewicz was also awarded restricted stock based on 6,113 shares at the closing price on December 13, 2011 of $12.27.

(2)	Mr. Penske elected to defer $41,000 of fees into the Universal Technical Institute Deferred Compensation Plan.

We indemnify our Directors and officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. We have also entered into agreements with our Directors, contractually obligating us to provide this indemnification to them.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the year ending September 30, 2013 and of our internal control over financial reporting as of September 30, 2013. In taking this action, the Audit Committee considered PricewaterhouseCoopers LLP’s independence with respect to the services to be performed and other factors that the Audit Committee and the Board of Directors believe are advisable and in the best interest of the stockholders. As a matter of good corporate governance, the Audit Committee has decided to submit its selection to stockholders for ratification. In the event that this selection of independent registered public accounting firm is not ratified by a majority vote of the shares of common stock present or represented at the Annual Meeting, it will be considered as a direction to the Audit Committee to consider the selection of a different firm.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP.

Fees Paid to PricewaterhouseCoopers LLP

As more fully described below, all services to be provided by PricewaterhouseCoopers LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services.

The following table shows fees that were accrued for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2012 and 2011:

	2012	2011
Audit Fees	$960,000	$908,023
Audit-Related Fees	—	—
Tax Fees	26,732	20,000
All Other Fees	6,300	7,800

Total	$993,032	$935,823

Audit Fees.    Audit fees for the years ended September 30, 2012 and 2011 relate primarily to services rendered for the integrated audit of the consolidated financial statements and internal control over financial reporting included in our annual report on Form 10-K and for the limited reviews of the financial information included in our quarterly reports on Form 10-Q.

Tax Fees.    Tax fees for the years ended September 30, 2012 and 2011 related primarily to income tax compliance services, including technical and tax advice related to the review of tax returns.

All Other Fees.    This category represents an annual fee paid to PricewaterhouseCoopers LLP for information related to a registration statement completed during 2012. Additionally, this amount includes an annual subscription for access to PricewaterhouseCoopers LLP’s online database of accounting guidance issued by various standard-setting bodies.

It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to any appropriate questions from stockholders.

Audit Committee Pre-Approval Procedures for Services Provided by the Independent Registered Public Accounting Firm

Pre-Approval of Audit Services.    The Audit Committee meets with the independent registered public accounting firm prior to the audit to review the planning and staffing of the audit and approve the services to be provided by the independent registered public accounting firm in connection with the audit.

Pre-Approval of Non-Audit Services.    The Audit Committee reviews and approves in advance the retention of the independent registered public accounting firm for any non-audit service that is not prohibited by the Sarbanes-Oxley Act of 2002 (the “Act”), provided, however, that:

(a) permitted non-audit services that account for less than $10,000 shall be deemed to be pre-approved, and

(b) as permitted by Section 302 of the Act, such pre-approval is waived and shall not be required with respect to non-audit services:

(i) that account, in the aggregate, for less than 5% of the total fees paid by us to our independent registered public accounting firm during the fiscal year in which such non-audit services are provided;

(ii) that we did not recognize as “non-audit” services at the time of the engagement; and

(iii) that are promptly brought to the attention of, and approved by, the Committee before the completion of the audit (and such approval may be given by the Audit Committee or any member of the Audit Committee).

The Audit Committee may delegate to any one of its members the authority to grant pre-approval of any permitted non-audit services that account for between $10,000 and $20,000 (and except as otherwise provided in a resolution of the Audit Committee adopted hereafter, the Audit Committee shall be deemed to have delegated such authority, such that any one member of the Audit Committee shall have the authority to grant pre-approval of any permitted non-audit services within such dollar limits). The pre-approval of any non-audit services pursuant to delegated authority or deemed approval shall be reported to the full Audit Committee at its next scheduled meeting. Approval of non-audit services to be performed by the independent registered public accounting firm pursuant to clause (b) above will be disclosed by us as required pursuant to Section 202 of the Act in the applicable reports filed with the SEC.

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED SEPTEMBER 30, 2012

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is currently composed of three independent directors. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website at www.uti.edu under the “Investors — Corporate Governance” captions. The Audit Committee met 8 times during fiscal 2012. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee meets with management and the independent registered public accounting firm to review and discuss the Company’s annual and quarterly financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual report on Form 10-K, any material changes in accounting policies used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q with the SEC, and the items required to be discussed by AU Section 380, Communication with Audit Committees (“AU 380”), with respect to annual financial statements, and AU Section 722, Interim Financial Information, with respect to quarterly financial statements.

The Audit Committee met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s financial statements, management’s assessment of the Company’s internal control over financial reporting and the significant accounting policies applied by management in the preparation of the Company’s financial statements, as well as any alternative accounting policies. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by AU 380.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm such firm’s independence from the Company and its management. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of permitted non-audit services to the Company is compatible with its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its audit, the evaluation of the Company’s internal controls, the overall quality of the Company’s financial reporting and other matters required to be discussed by AU 380.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012, for filing with the SEC. The Audit Committee has also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013.

The Audit Committee:

Conrad A. Conrad (Chair) Alan E. Cabito Kenneth R. Trammell

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

We maintain the Management 2002 Stock Option Program (the “2002 Plan”) and the 2003 Incentive Compensation Plan (the “2003 Plan”) pursuant to which we may grant equity awards to eligible persons.

Management 2002 Stock Option Program. The 2002 Plan was adopted by our Board of Directors and became effective in April 2002. A maximum of 783,000 shares of common stock may be issued under the 2002 Plan, which is administered by our Compensation Committee.

The 2002 Plan provides for the grant of incentive and non-qualified stock options to our employees and employees of related companies, including officers and management directors, and non-statutory options to other persons providing material services to us or related companies. A non-management director is not eligible to receive an award.

As of September 30, 2012, we had issued 690,152 shares of common stock upon the exercise of options granted under the 2002 Plan. We will not make any further grants under the 2002 Plan.

2003 Incentive Compensation Plan. The 2003 Plan was adopted by our Board of Directors and approved by holders of the majority voting power of our voting stock and became effective in December 2003. The 2003 Plan was amended by holders of the majority voting power of our voting stock at the 2012 Annual Meeting of Stockholders. The 2003 Plan was amended to, among other things, increase the number of shares issuable under the 2003 Plan to 5,280,972 shares of our common stock, subject to proportional adjustment to reflect stock splits, stock dividends and other similar events. The 2003 Plan provides for the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, stock units, performance shares, performance units, performance-based awards and cash bonuses.

Awards under the 2003 Plan may be granted to employees, directors, consultants and advisors to the Company or any of our subsidiaries. However, only employees (including officers and directors who are also employees) of the Company or any of our subsidiaries may receive incentive stock options under the 2003 Plan. The 2003 Plan is administered by our Compensation Committee.

As of September 30, 2012, we had issued 391,645 shares of common stock upon the exercise of options granted under the 2003 Plan, at a weighted average exercise price of $19.49 per share. In addition, 998,512 shares of common stock are issuable pursuant to currently exercisable options granted under the 2003 Plan, at a weighted average exercise price of $24.21 per share.

As of September 30, 2012, we had granted 2,950,564 shares of restricted stock under the 2003 Plan, of which 748,584 shares have been forfeited, and 1,113,802 shares are still subject to restrictions. During the year ended September 30, 2012, restrictions lapsed with respect to 341,718 shares, of which 105,699 shares were withheld to settle individual participant tax obligations.

As of September 30, 2012, we had awarded 110,591 performance units under the 2003 Plan, of which 23,781 units have forfeited, with a maximum payout of 200%, under the 2003 Plan. During the year ended September 30, 2012, 3,396 performance units vested, of which 1,156 shares were withheld to settle individual participant tax obligations, and 10,192 units were cancelled. Cancellations related to performance units assumed vested at the end of the prior year measurement period which did not actually vest on the subsequent settlement date. As of September 30, 2012, all of such performance units were subject to vesting upon the achievement of specific performance criteria.

The following table summarizes our equity compensation plan information as of September 30, 2012. Information is included for both equity compensation plans approved by the stockholders and equity plans not approved by the stockholders.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity compensation plans approved by UTI stockholders	998,512	$24.21	1,414,014
Equity compensation plans not approved by UTI stockholders	—	—	—

Totals	998,512	$24.21	1,414,014

2003 Employee Stock Purchase Plan.    We sponsor an employee stock purchase plan that permits eligible employees, as defined in the plan, to purchase up to 10% of an employee’s annual base and overtime pay at a price equal to 95% of the fair market value of a share of stock on the last day of the offering period. Our Compensation Committee administers the employee stock purchase plan. The Board of Directors may amend or terminate the plan at its discretion. The employee stock purchase plan complies with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we describe the material components of our executive compensation program for our principal executive officer, principal financial officer, and the five other most-highly compensated individuals, who served as executive officers of the Company during fiscal 2012. These following seven individuals are referred to as the “Named Executive Officers (NEOs)” in this Compensation Discussion and Analysis:

•	Kimberly J. McWaters, Chief Executive Officer and Director;

•	Eugene S. Putnam, Jr., President and Chief Financial Officer;

•	John C. White, Chairman of the Board of Directors;

•	Kenneth J. Cranston, Senior Vice President Admissions;

•	Chad A. Freed, General Counsel and Senior Vice President Business Development;

•	Thomas E. Riggs, Former Senior Vice President Marketing and Former Senior Vice President Operations; and

•	Richard P. Crain, Former Senior Vice President Marketing & Strategy.

The compensation of the NEOs for fiscal 2012 is set forth in the Fiscal 2012 Summary Compensation Table and other tables contained in this Proxy Statement.

Fiscal 2012 in Review

We are the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians as measured by total average undergraduate enrollment and graduates.

While our record of positive outcomes, measured from the standpoint of our students and industry partners, remained steady, we experienced a decline in fiscal 2012 in our average student enrollments which, when combined with the slow economic recovery and ongoing student financing challenges, resulted in declines in key financial measures. As a result, we made a number of significant modifications to our executive compensation program.

Fiscal 2012 Business Highlights

Lower student population levels as we began fiscal 2012, combined with lower new student starts throughout the year, resulted in a 10.8% decline in our average undergraduate full-time student enrollment to approximately 16,500 students for the year ended September 30, 2012. We started 15,700 students during fiscal 2012 which represents a decrease of 3.1% as compared to a decrease of 17.1% for fiscal 2011. The decline in our average undergraduate full-time student enrollment resulted in a decline in revenues and net income for fiscal 2012. Our revenues for fiscal 2012 were $413.6 million, a decrease of $38.3 million, or 8.5%, from the prior year. Our net income for fiscal 2012 was $9.0 million, a decrease of $17.9 million from the prior year.

Despite the continued uncertainties surrounding our industry, fiscal 2012 was still a year of accomplishment for us on several fronts:

•

Our employment rate for fiscal 2011 declined 3% with 82% of our fiscal 2011 graduates finding employment within one year of their graduation date. During 2011, we graduated approximately 22% more students than we did during 2010 and invested in our graduate replacement teams and processes in order to more effectively assist our graduates in finding employment.[1]

•

We began offering our Automotive Technology and Diesel Technology II curricula at our Dallas/Fort Worth, Texas campus during fiscal 2010 and are integrating it at our Avondale, Arizona campus in fiscal 2012. In future years, we intend to continue integrating the new curricula at existing campuses which offer Automotive and Diesel Technology programs beginning with another campus in calendar year 2013.

•

Our consolidated student completion rate was approximately 65% in fiscal 2012, which we believe compares favorably with the student completion rates of other providers of comparable educational or training programs.

•

We paid a cash dividend of $0.10 per share on the common stock of the Company in March, June and September 2012. At the discretion of our Board of Directors, we intend to pay a dividend quarterly in future periods.

•	We continue to have a debt free balance sheet.

In response to these challenges, we continue to manage discretionary operating costs, to develop our strong industry relationships and to provide alternative solutions to help students achieve their educational goals.

[1]

The employment calculation is based on all graduates, including those that completed manufacturer specific advanced training programs, from October 1, 2010 to September 30, 2011 and October 1, 2009 to September 30, 2010, respectively, excluding graduates not available for employment because of continuing education, military, health, incarceration, death or international student status. For 2011, UTI had approximately 13,600 total graduates, of which approximately 12,800 were available for employment. Of those graduates available for employment, approximately 10,500 were employed within one year of their graduation date, for a total of 82%. For 2010, UTI had approximately 11,200 total graduates, of which approximately 10,500 were available for employment. Of those graduates available for employment, approximately 8,900 were employed within one year of their graduation date, for a total of 85%.

Fiscal 2012 Compensation Highlights

The macro-economic headwinds and the changing regulatory environment we operate in have prompted us to take additional steps to further align our cost structure with expected reduced average student population. We have focused on efficiencies, managing costs and other opportunities to improve operating margins.

In response to these conditions, we took the following significant actions with respect to the compensation of the NEOs in fiscal 2012:

•	In December 2011, due to the business environment and the need to control costs, no pay increases were provided to the NEOs.

•

In June 2012, based on its desire to further align the interests of our executives with those of our stockholders, our Board of Directors implemented stock ownership guidelines applicable to our executive officers which became effective September 1, 2012. Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary which varies by position and ranges from two to four times base salary. NEOs have three years from the effective date in order to comply with these new guidelines.

•

In September 2012, the Compensation Committee granted long-term incentive compensation in the form of restricted stock awards (“RSAs”) to the NEOs in amounts representing a 20% reduction in value from the prior year’s grant levels. Similar to last year and to reinforce our retention objectives as well as to reduce the annual impact of their financial reporting cost, these awards are subject to five-year, rather than our standard four-year, vesting schedules.

•	In September 2012, when Mr. Riggs left the employment of the Company as a result of a reduction in workforce, Ms. McWaters assumed primary responsibility for leading our Marketing department.

•

In December 2012, based on its assessment of our financial performance (measured on our consolidated earnings before interest and taxes), the Compensation Committee awarded a cash incentive to Ms. McWaters and Messrs. Putnam, White, Freed, Riggs and Crain that reflected a below target payout.

Fiscal 2013 Compensation Program Changes

Consistent with our focus on controlling costs in a challenging economic and regulatory environment in fiscal 2013 and following a review of prevailing market practices, in the fall of 2012, the Compensation Committee made the following decisions with respect to fiscal 2013 compensation:

•

In October 2012, we entered into amended employment agreements with Ms. McWaters and Mr. Putnam. These amendments shifted more of Ms. McWaters’ and Mr. Putnam’s cash compensation from fixed to variable by reducing their base salaries and increasing their annual target bonus opportunity by 20%.

•

In October 2012, we entered into an amended employment agreement with Mr. White which reduced his annual base salary rate to $1.00. In addition, Mr. White will not participate in the Company’s annual incentive plan effective October 1, 2012.

•	In October 2012, we entered into an amended and restated employment agreement with Mr. Cranston which removes the guaranteed nature of his annual cash incentive award effective October 1, 2012.

•	The fiscal 2013 base salaries of Messrs. Cranston and Freed were maintained at their fiscal 2012 levels and their annual target bonus opportunity was increased by 20%.

•	To further focus our leaders’ efforts on achieving the strategic objectives of the Company, a Supplemental Management Incentive Plan was created which only provides payout if the Company’s consolidated earnings before interest and taxes (“EBIT”) budgeted target is achieved. Payout is in the form of RSAs, with 50% vesting immediately upon grant and the remaining 50% one year later.

•

Changes to the employer match components of both the Section 401(k) and Deferred Compensation Plan were made. Effective January 1, 2013, the match for the Section 401(k) plan will be reduced to be 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan and the match under the Deferred Compensation Plan will be suspended.

CEO Compensation

We believe that the success of our business and resulting value for our stockholders is largely dependent on a stable management team led by an individual with the vision to identify our long-term challenges and craft effective responses to enable us to navigate a volatile economic and regulatory environment. Accordingly, the compensation package of our Chief Executive Officer has been designed by the Compensation Committee to support this belief while, at the same time, fulfilling our overall compensation objectives: rewarding sustainable growth as reflected by favorable student outcomes and our financial performance, effective cost management and consistent operational excellence. To these ends, the fiscal 2012 compensation actions and decisions for our Chief Executive Officer emphasized the following:

•

Supported our belief that compensation should track corporate performance by paying an annual incentive award at 90% of its target level; consistent with our financial results in fiscal 2012 as measured by the key metric by which we gauge our ability to generate sustainable shareholder value; and

•

Reinforced the alignment of her interests with those of our stockholders by providing the opportunity for significant reward in the form of equity compensation if she is able to manage our business effectively over the next several years in a volatile economic and regulatory environment.

Compensation Philosophy and Objectives

Our executive compensation program is driven by our business environment, objectives and outcomes. Consequently, we evaluate the performance of our executives, including the NEOs, based on their management of the Company in the context of current business and economic conditions and our performance relative to our peers. Because the NEOs have broad policy-making authority, the Compensation Committee holds them responsible for our financial performance and for upholding our values in a competitive marketplace.

We believe that, in this highly competitive market for top executive talent, it is critical that we provide our executives with incentives to excel, be internally and externally equitable and promote a culture of innovation and results-oriented service for our students and customers while, at the same time, not encouraging undue risk-taking.

We believe an effective executive compensation program rewards the achievement of short-term, long-term and strategic objectives that are closely aligned with the soundness of the Company and the interests of our stockholders and encourages appropriate decision-making regarding the long-term value of the Company. Therefore, we believe that a meaningful portion of each executive’s total direct compensation opportunity should be at risk and payable only if the executive’s performance benefits the interests of our stockholders.

Oversight of the Executive Compensation Program

Role of Compensation Committee

The Compensation Committee of the Board of Directors has responsibility for overseeing the administration and development of our executive compensation program. In fulfilling this responsibility, the Compensation Committee formulates recommendations for the total direct compensation, and each individual element of compensation, of our executives, including the NEOs, for consideration by and approval of the Board of Directors.

In developing these recommendations, the Compensation Committee evaluates the financial and operational performance of the Company and conducts performance reviews of the Chief Executive Officer and Chairman of the Board of Directors, taking into consideration the goals and objectives of our short-term and long-term incentive compensation plans. The Compensation Committee also uses the annual performance reviews of our other executives, as conducted by the Chief Executive Officer or the President, as a significant factor in developing the compensation recommendations for these individuals.

The Compensation Committee also conducts an annual assessment of the competitiveness of our executive compensation program, with the assistance of its compensation consultant, reviewing our executives’ total direct compensation opportunities, while, at the same time, analyzing the competitiveness of each compensation element. The Compensation Committee monitors the overall compensation mix of our executives’ pay by comparing each element to peer group practices to ensure appropriate pay leverage is maintained in the overall compensation package and in equity-based incentives that emphasize the creation of long-term stockholder value.

In the fall of 2011, the Compensation Committee conducted its review of compensation for fiscal 2012, examining the base salary, annual cash incentive opportunity and long-term incentive compensation opportunity of each executive. The Compensation Committee also reviewed the long-term incentive values of our executives again in September 2012 as part of its review and approval of annual equity awards.

Role of Executive Officers

Our Chief Executive Officer, in conjunction with our President, makes recommendations to the Compensation Committee as to the base salaries, target annual cash incentive award opportunities and long-term incentive awards of our executives, including the NEOs (other than themselves). These recommendations are based on an analysis of relevant peer company and market survey data, as well as their evaluation of each executive’s performance.

Role of Compensation Consultants

The Compensation Committee has engaged Compensia, a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Specifically, Compensia’s engagement encompasses advisory services such as periodic review of executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and broad-based equity incentive program design, the review of executive agreements and other ad hoc support. In fiscal 2012, Compensia:

•	assisted in revising the compensation peer group which the Compensation Committee used to assess the competitive market for its executive positions;

•	provided advice and analysis with respect to the propriety and competitive value of the long-term incentive awards granted to our executives; and,

•	provided advice and analysis on our employment and change-in-control agreements.

Compensia works at the direction of, and reports directly to, the Compensation Committee. A representative of the firm attends all Compensation Committee meetings. Compensia does not perform any services for the Company unless directed to do so by the Compensation Committee. Other than the work described above, there are no other material relationships between Compensia and the Company or its executives or directors.

The Compensation Committee has analyzed whether the work of Compensia as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Compensia; (ii) the amount of fees from the Company paid to Compensia as a percentage of Compensia’s total revenue; (iii) the policies and procedures of Compensia that are designed to prevent conflicts of interest; (iv) any business or personal relationship of UTI’s compensation advisor or the individual compensation advisors employed by Compensia with an executive officer of the Company; (v) any business or personal relationship of UTI’s compensation advisor with any member of the Compensation

Committee; and (vi) any stock of the Company owned by Compensia or the individual compensation advisors employed by Compensia. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that the work of Compensia and the individual compensation advisors employed by Compensia as compensation consultants to the Company has not created any conflicts of interest.

Competitive Positioning

To evaluate the competitiveness of our executive compensation program, we compare each compensation element, as well as the total direct compensation of the NEOs, against the compensation practices of a group of peer companies that is comprised of several of the publicly-traded companies in the for-profit education industry. In the summer of 2012, we conducted an extensive review of our then current peer group in concert with Compensia and made some significant revisions. Because we operate in a relatively small industry sector and we do not limit our executive talent searches to our industry, we used a blend of peers both inside and outside of our industry sector. We used a point system to evaluate potential peers, and considered industry, company size, revenue, and various financial metrics in determining our new peer group for fiscal 2012. The revised peer group consisted of the following companies:

American Public Education	K12 Inc.
Bridgepoint Education Inc.	Learning Tree International, Inc.
Capella Education Corporation	Lincoln Educational Services Corporation
Career Education Corporation	Nobel Learning Communities, Inc.
Corinthian Colleges, Inc.	Strayer Education, Inc.
DeVry, Inc.	Entegris Inc
Education Management Corporation	GP Strategies Corporation
Grand Canyon Education, Inc.	MTS Systems Corporation
ITT Educational Services, Inc.	True Religion Apparel Inc.

We also compile and analyze job-specific compensation survey data prepared from general industry organizations for companies with similar revenues. For fiscal 2012, the compensation surveys used were Mercer’s Benchmark Database and the Salary.com Survey Database. The data drawn from these surveys was averaged with the peer group data to create a composite comparison group (the “Competitive Market Data”).

We use the Competitive Market Data as a guide when making decisions about total direct compensation, as well as individual elements of compensation. Generally, using the data from the 50th and 75th percentiles of total direct compensation as reference points, the Compensation Committee determines the amount of each individual element of compensation for each executive. Since the Competitive Market Data is simply a starting point for the Compensation Committee’s deliberations, which are influenced by several additional factors as described below, the total direct compensation delivered to our executives, as well as the amounts of individual compensation elements, can vary from the 50th and 75th percentiles of such data.

We compare the positioning of our employee benefits annually against the Towers Watson Employer Survey on Purchasing Value in Health Care, which covers approximately 9.2 million U.S. employees. Retirement benefits are evaluated annually against general industry standards, using data from our plan administrators (T. Rowe Price and The Newport Group). Typically, we target the median of this data to maintain competitive levels with respect to each of these benefit areas.

Elements of the Executive Compensation Program

Our executive compensation program is designed around the concept of total direct compensation — that is the combination of base salary, annual cash incentive awards and long-term incentive compensation. In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and will attract and motivate top talent, while keeping the overall pay levels aligned with stockholder interests and job responsibilities.

The following table sets forth each element of our executive compensation program and the objective of that element:

Compensation Element	Principal Objectives
Base Salary	Fixed compensation element intended to reward core competencies, experience and required skills in senior leadership position.
Annual Cash Incentive Awards	Variable compensation element intended to reward contributions to our short-term business objectives and, in most cases, achievement of individual goals.
Long-Term Incentive Compensation — Restricted Stock	Variable compensation element intended to reward contributions to our long-term success and the achievement of our mission and key business objectives, and each NEO’s commitment to the interests of our stockholders.

Employee Benefits — Health, Life and Disability Benefits	The NEOs participate in employee benefit plans generally available to all our employees, including health, life and disability plans.
Retirement Benefits — Section 401(k) Plan — Non-Qualified Deferred Compensation Plan	The NEOs may participate in the Company’s Section 401(k) plan which is generally available to all our eligible employees. The NEOs also may participate in the Company’s non-qualified deferred compensation plan. The non-qualified deferred compensation plan is designed to provide the NEOs with the opportunity to save adequately for retirement due to the restrictions imposed on their savings limits in the Section 401(k) plan.
Executive Perquisites	Company-paid health benefit premiums, executive physicals, additional term-life insurance and the Executive Medical Plan serve as competitive recruiting and retention tools. Given the rigorous demands placed on the NEOs, we have a vested interest in their proactive focus on their health and security.
Post-Employment Compensation	Rewards service and tenure and recognizes the need for financial security for the NEOs when employment ends. Rewards focus on our ongoing needs within the changing landscape of the for-profit education industry.

The overall mix of the aggregate target compensation for the NEOs during fiscal 2012 was approximately 42% base salary, 26% annual cash incentive awards and 32% long-term incentive compensation. The Compensation Committee believes that the mix of annual cash incentive awards and long-term incentive compensation was well-balanced and achieved our executive compensation objectives. In addition, it has determined that the relationship between performance and incentive plan payouts are within the range of competitive practices as measured each year against the performance of our peer group and the corresponding compensation paid by the peer group companies to their executives.

Due to the challenging business environment and in an effort to shift pay from fixed to variable components, changes were made to a number of compensation elements for fiscal year 2013. These changes resulted in a revised pay mix of our NEOs (excluding Mr. White) of 40% base salary, 28% annual cash incentive awards and 32% long-term incentive.

Components of the Executive Compensation Program

Base Salary

Each year, the Compensation Committee reviews and approves the base salaries of our executives, including the NEOs, using the deliberative process described above. In making base salary adjustments, the Compensation Committee considers our current business environment, the Competitive Market Data and each executive’s past performance, anticipated future contributions, role, responsibilities, skills and experience.

In December 2011, due to the business environment, the need to control costs and the competitive pay of the NEOs, no pay increases were provided. In addition, in October 2012, the base salaries of Ms. McWaters and Messrs. Putnam and White were reduced.

Named Executive Officer	Fiscal 2011 Base Salary	Fiscal 2012 Base Salary	Fiscal 2013 Base Salary
Ms. McWaters	$662,465	$662,465	$629,342
Mr. Putnam	$450,000	$450,000	$427,500
Mr. White	$551,655	$551,655	$1
Mr. Cranston	$320,000	$320,000	$320,000
Mr. Freed	$320,000	$320,000	$320,000
Mr. Riggs	$320,000	$320,000	N/A
Mr. Crain	$298,607	$298,607	N/A

See the Fiscal 2012 Summary Compensation Table for more information about the base salaries paid to the NEOs during fiscal 2012.

Annual Cash Incentive Awards

During fiscal 2012, our executives, including the NEOs, were eligible to earn annual cash incentive awards based on the achievement of specific performance goals for the fiscal year under the Universal Technical Institute, Inc. 2003 Incentive Compensation Plan (in the case of Ms. McWaters and Messrs. Putnam and White) and the Management Incentive Plan (in the case of Messrs. Freed, Riggs and Crain).

The Compensation Committee approved the following target annual cash incentive award opportunities for fiscal 2012:

Named Executive Officer	Target Annual Cash Incentive Award Opportunity
Ms. McWaters	75%
Mr. Putnam	65%
Mr. White	60%
Mr. Cranston	55	%(1)
Mr. Freed	50%
Mr. Riggs	50%
Mr. Crain	50%

(1)	In March 2011, in response to the Compensation Committee’s initial interpretation of the pending regulatory restrictions on incentive compensation, the Compensation Committee replaced Mr. Cranston’s annual cash incentive award arrangement so that beginning with fiscal 2011 Mr. Cranston would be guaranteed an annual cash award equal to 55% of his annual base salary. Subsequent clarification was provided and effective October 1, 2012, Mr. Cranston’s agreement was amended to provide that his cash incentive award would mirror that of the other NEOs and, therefore, would not be guaranteed but would instead be based on the achievement of specific performance goals set by the Board of Directors.

The annual cash incentive awards of the NEOs were to be based on our financial performance as measured by the Company’s consolidated earnings before interest and taxes (“EBIT”) during fiscal 2012, with the exception of Mr. Cranston, which is described earlier in this Proxy document. The Compensation Committee selected this performance metric for the annual cash incentive awards because it effectively captured our need to reward performance as well as contain costs during fiscal 2012.

The threshold, target and maximum performance levels for this metric, as well as the related award payment levels, for the annual cash incentive awards were as follows:

	Threshold	Target	Maximum
EBIT performance level	$10,000,000	$20,000,000	$22,000,000
Award payment level	20%	100%	125%

Performance between these stated levels was to be interpolated for purposes of determining the corresponding payment level.

For purposes of the fiscal 2012 annual cash incentive awards, EBIT was to be adjusted to exclude the expense associated with the annual cash incentive awards. The payment calculation under the 2003 Incentive Compensation Plan was based on the greater of the annual result or the total of the quarterly results so that it was possible to recover from the poor performance during a specific fiscal quarter and retain an incentive for the subsequent fiscal quarters, thereby enhancing the motivational aspects of the awards.

Award Decisions and Analysis

In October 2012, the Compensation Committee determined that the Company’s consolidated EBIT for fiscal 2012 was $19,927,000, which resulted in an award payment of 90% of the target award opportunity for the NEOs participating in the 2003 Incentive Compensation and Management Incentive Plans. Beneficial revisions to previously issued financial statements were not taken into account when determining the award payout.

Long-Term Incentive Compensation

Restricted Stock Awards

In September 2012, the Compensation Committee recommended, and the independent members of the Board of Directors approved, restricted stock awards for the NEOs using the deliberative process described above. In determining the size of these awards, the Compensation Committee considered our current challenging business environment and, as a result, the size of these awards was reduced from prior year’s levels. The value of the award was reduced by 20% for Ms. McWaters and Messrs. Putnam, Cranston, Freed and Riggs. Mr. White’s award was eliminated. These awards are subject to a five-year vesting requirement which while consistent with fiscal 2011 awards, represents an increase of one year over the four-year vesting requirement of the prior year’s awards. The Compensation Committee decided to extend the vesting requirement for these awards to mitigate their financial reporting impact in the current business environment and enhance our executive retention objectives.

The restricted stock awards granted to the NEOs in September 2012 were as follows:

Named Executive Officer	Number of Shares of Common Stock Underlying Restricted Stock Award	Grant Date Fair Value of Restricted Stock Award
Ms. McWaters	63,292	$800,011
Mr. Putnam	37,975	$480,004
Mr. White	0	$0
Mr. Cranston	12,659	$160,010
Mr. Freed	12,659	$160,010
Mr. Riggs	12,659	$160,010
Mr. Crain	0	$0

See the Fiscal 2012 Grants of Plan Based Awards Table for more information about the restricted stock awards granted to the NEOs during fiscal 2012.

Performance Awards

In fiscal 2009 and fiscal 2010, the Compensation Committee made long-term incentive compensation awards to the then-NEOs in the form of restricted stock and performance awards (“PAs”). These PAs vest over a three-year performance period based on our total shareholder return (“TSR”) over the performance period as compared against the TSR of a stacked ranking of the Russell 2000 Index at the end of the performance period as follows:

TSR Index Percentile Ranking	0-20th	21st-30th	31st-40th	41st-50th	51st-60th	61st-70th	71st-80th	81st-90th	91st-100th
PA Payout Percentage	0%	25%	50%	75%	100%	125%	150%	175%	200%

During fiscal 2012, the NEOs had two PAs outstanding. The key features of these awards were as follows:

Performance Period	Performance Measure	Measurement Period(s)
October 1, 2009 — September 30, 2012	Relative TSR as measured against the Russell 2000	October 1, 2009 — September 30, 2010 October 1, 2009 — September 30, 2011 October 1, 2009 — September 30, 2012
October 1, 2010 — September 30, 2013	Relative TSR as measured against the Russell 2000	October 1, 2010 — September 30, 2013

In November 2012, the final tranche of the PAs that were granted in September 2009 for the one-year performance period ending September 30, 2012, vested. These awards were paid at 0% of the target number of shares initially awarded based on our actual ranking relative to the TSR index percentile ranking for the performance period. The final award payments to the NEOs were:

Named Executive Officer	Target Number of Shares to be Awarded	Actual Number of Shares Awarded
Ms. McWaters	2,893	0
Mr. Putnam	1,303	0
Mr. White	1,157	0
Mr. Freed	579	0
Mr. Riggs	0	0
Mr. Crain	0	0

Equity Award Grant Policy

Pursuant to our equity award grant policy, we grant equity awards upon the recommendation of the Compensation Committee and with the approval from the independent members of the Board of Directors. Awards to newly-hired or promoted executives who are eligible to receive stock awards are proposed for approval at the Board of Directors’ next regularly-scheduled meeting following the executive’s hire or promotion. Award timing is applied consistently. Typically, our annual equity awards are granted in September. Equity award levels are based on market data and vary among participants based on their positions within the Company. For fiscal 2012, the equity awards were granted at a special Board of Directors meeting held in September.

Stock Ownership Guidelines

To further align the interest of our executive officers with the interest of our stockholders, and after evaluation of best practices and consultation by the Compensation Committee with Compensia, its independent consultant, effective September 1, 2012, our Board of Directors implemented stock ownership guidelines applicable to our executive officers. Each executive officer is expected to hold shares of common stock with an aggregate value greater than or equal to a multiple of the executive officer’s base salary as set forth below:

•	Chief Executive Officer and Chairman — four times base salary;

•	President & Chief Financial Officer — three times base salary; and

•	Senior Vice Presidents — two times base salary.

Under these guidelines, common stock held directly or indirectly and unvested restricted stock awards, count towards satisfaction of the stock ownership requirements. Compliance with the guidelines will be measured annually in September.

Our executives are expected to be in compliance with these guidelines within three years of the later of September 1, 2012 and the date the executive first became subject to these guidelines. Currently four of the five NEOs are in compliance with these new guidelines.

Employee Benefits and Executive Perquisites

We offer all eligible employees, including the NEOs, a health and welfare benefits package which includes coverage for medical, dental, disability, life, accidental death and dismemberment, vision, flexible spending, education assistance, employee assistance and business travel accident. The NEOs participate in these benefit arrangements on the same basis as all eligible employees.

We design our employee benefits package to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits package as needed based upon regular monitoring of applicable laws and practices and the competitive market.

We do not believe perquisites or other personal benefits make up a significant percentage of total compensation for our executives. We provide limited perquisites, such as Company-paid premiums for medical, dental, disability, accidental death and dismemberment and vision coverage, executive physicals, additional term-life insurance and the Executive Medical Plan, to certain executives, including the NEOs. Based on its review of the Competitive Market Data, the Compensation Committee believes that perquisite levels provided to our executives are less than those provided by comparable companies.

Retirement Benefits

We maintain a defined contribution plan, intended to qualify under Section 401(k) of the Internal Revenue Code, which is generally available to all employees, including the NEOs, to assist them in saving for retirement. Under this plan, a participant may contribute a maximum of 50% of his or her pre-tax base salary (up to the statutorily-prescribed annual limit). In the discretion of the Board of Directors, we may make discretionary matching and/or profit-sharing contributions into the plan for eligible employees. Currently, we match 50 cents on each dollar saved up to the first 5% of eligible compensation contributed to the plan after the first year of employment. A five-year vesting schedule applies to all of our matching contributions. A participant is considered fully vested in our matching contributions after he or she has completed five years of service with the Company. Beginning in January 2013, our match will change to be 25 cents on each dollar saved up to the first 6% of eligible compensation contributed to the plan. Eligibility and vesting of the match will remain the same as current.

Our executives, including the NEOs, are also eligible to participate in a non-qualified deferred compensation plan, which was implemented in April 2010. We offer this plan to allow participants to set aside a portion of their income for retirement on a pre-tax basis, in addition to the amounts allowed under the

Section 401(k) plan. Currently, a participant employed for at least one year is eligible for an incentive matching contribution equal to 50% of his or her plan contributions, up to the maximum “matchable” compensation equivalent to 5% of base salary. A five-year vesting schedule applies to all Company’s matching contributions. Of the NEOs, Ms. McWaters and Messrs. Putnam, Cranston, Freed and Riggs participated in the non-qualified deferred compensation plan during fiscal 2012. Beginning in January 2013, although the plan will continue to be offered, the Company match under this plan will be suspended.

We view these retirement benefits as a key component of our executive compensation program because they encourage long-term service by our executives.

Employment Agreements

Fiscal 2012

We have employment agreements with Ms. McWaters and Messrs. Putnam, White and Cranston. Each of these agreements provides for “at will” employment and sets forth the initial compensation arrangements for the NEO, including an initial base salary, an annual cash incentive award opportunity (other than for Mr. Cranston as discussed previously in this document), a recommendation for an initial equity award and standard employee benefit plan participation. These employment agreements also restrict the NEO’s disclosure and use of our confidential information, as defined in the agreement, and prohibit the NEO from competing with us for a period of 24 months following a termination of employment.

The versions of these agreements in effect during fiscal 2012 were entered into in March 2011, and superseded the NEOs’ previous employment agreements. Generally, these agreements specify each individual’s position within the Company, provide for an initial three-year term and specify his or her current base salary, which is subject to annual increases at the discretion of the Board of Directors (or, in the case of Mr. Cranston, the Chief Executive Officer). In addition, these agreements specify that each NEO is eligible to receive certain perquisites, including reimbursement of expenses, health, short-term and long-term disability, pension and life insurance benefits and such other perquisites and benefits as established from time to time in the sole discretion of the Board of Directors.

These employment agreements also provide for certain protections in the event that the employment of the NEO is terminated under specified circumstances, including following a change in control of the Company. These protections are discussed in more detail in the “Severance and Change-in-Control Protection” section below.

In October 2012, the agreements with Ms. McWaters and Messrs. Putnam and White were amended to reduce annual base salary rates. During this same time period, we entered into an amended and restated employment agreement with Mr. Cranston which superseded his previous agreement. This amended and restated agreement removes the guaranteed nature of his annual cash award to mirror that of the other NEOs, which is based on the achievement of specific performance goals for each fiscal year set by the Board of Directors under the Company’s Management Incentive Plan. We believe that these employment agreements continue to incent the NEOs to maintain focus and dedication to their assigned duties and to maximize stockholder value. The terms and conditions of these agreements were determined after review by the Compensation Committee of both our retention objectives for each NEO and analysis of relevant market data and were the result of individual negotiations with each NEO.

Post-Employment Compensation

Ms. McWaters and Messrs. Putnam, White and Cranston

Each of the employment agreements with these NEOs provides for the payment of severance compensation and benefits under certain circumstances, such as in the event that the employment of the NEO is terminated by us without “cause” or by the NEO for “good reason” (as these terms are defined in the agreements), whether or not in connection with a change-in-control of the Company. The death or disability of the NEO also triggers severance compensation and benefits. While the details of these agreements vary, generally each provides for a continuation of base salary payments for a specified period following a termination of employment.

In addition, the agreement with Mr. White provides that if his employment is terminated without cause or he terminates his employment for good reason, medical benefits comparable to that provided to other executives will continue for him and his spouse through age 65.

As a precondition to our payment of any severance compensation or benefits, an NEO must execute a waiver and release of claims.

Mr. Freed

We have entered into a change-in-control agreement with Mr. Freed. This agreement is intended to facilitate our ability to retain his services in a competitive marketplace that commonly offers such protections. This agreement provides that if Mr. Freed’s employment is terminated by us without “cause” or he terminates his employment for “good reason” (as defined in his agreement) within one year following a change-in-control of the Company, he will receive base salary payments for a specified period following the date of termination and a prorated annual cash incentive award. Mr. Freed is also entitled to receive 12 months of paid health benefits continuation and outplacement services.

As a precondition to our payment of any severance compensation or benefits, Mr. Freed must execute a waiver and release of claims.

Analysis of Protections

We believe that these protections are necessary to induce these individuals to forego other opportunities or leave their current employment for the uncertainty of a demanding position in a new and unfamiliar organization and also help from a retention standpoint. We also believe that these arrangements help the NEOs maintain continued focus and dedication to their responsibilities to help maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.

For more information on these protections, and the estimated severance compensation and benefits payable thereunder, see the tables under the heading “Potential Payments upon Termination or Change-in-Control” set forth elsewhere in this Proxy statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits our ability to deduct non-performance based compensation in excess of $1 million that we pay to certain of our executive officers. The Compensation Committee intends for all incentive compensation paid to the NEOs to be deductible for federal income tax purposes to the greatest extent possible. In certain situations, however, the Compensation Committee may determine that the amount of the income tax deduction lost is less important than appropriate design and delivery of compensation to our executive officers.

Our 2003 Incentive Compensation Plan, which was approved by our stockholders, permits the award of stock options, performance shares, performance units, stock appreciation rights, performance-based awards and cash bonuses that qualify as “performance-based compensation” and, therefore, are fully deductible under Section 162(m).

In determining equity awards for fiscal 2012, we generally considered the potential expense of those awards under generally accepted accounting principles and their impact on our earnings per share. We concluded that the award levels were in the best interests of our stockholders given competitive compensation practices among our peer group, the awards’ potential compensation expense, our performance and the impact of the awards on employee motivation and retention.

Sections 280G and 4999 of the Internal Revenue Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit an income tax deduction on the amounts subject to this additional tax. We did not provide any executive, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during fiscal 2012 and we have not agreed and are not otherwise obligated to provide any NEO with such a “gross-up” or other reimbursement or to otherwise address the application of Sections 280G or 4999 in connection with the payments or benefits in connection with a change in control of the Company.

Compensation-Related Risk

The Compensation Committee believes that our compensation policies and practices as generally applicable to the Company’s employees do not encourage excessive and unnecessary risk-taking and that the level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks

Ms. Srere and Messrs. Conrad, Caputo and Blaszkiewicz served as members of our Compensation Committee during fiscal 2012. Mr. Blaszkiewicz was appointed to the Compensation Committee on December 13, 2011. None of these Directors was an executive officer or otherwise an employee of UTI before or during such service, and no executive officer of UTI served on any other company’s compensation committee.

Fiscal 2012 Summary Compensation Table

The following table summarizes the compensation paid during the last three fiscal years (as applicable) to our Chief Executive Officer, our President and Chief Financial Officer, our Chairman of the Board of Directors and our four other most highly compensated executive officers, who we refer to collectively as the “NEOs”.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Kimberly J. McWaters Chief Executive Officer and Director	2012 2011 2010	662,465 658,868 629,758	— — —		800,011 1,662,455 999,992	447,200 334,700 563,300	64,093 65,998 55,670	(3)	1,973,769 2,722,021 2,248,720

Eugene S. Putnam, Jr.(11) President and Chief Financial Officer	2012 2011 2010	450,000 406,803 327,005	— — —		480,004 975,007 449,995	330,800 244,400 185,800	58,148 58,938 126,515	(4)	1,318,952 1,685,148 1,089,315

John C. White Chairman of the Board	2012 2011 2010	551,655 549,759 530,556	— — —		— 400,007 400,008	297,900 224,900 379,800	38,057 35,686 34,783	(5)	887,612 1,210,352 1,345,147

Kenneth J. Cranston Senior Vice President Admissions	2012 2011	320,000 304,736	176,000 176,000	(6)	160,010 279,997	— —	183,516 164,474	(7)	839,526 925,207

Chad A. Freed General Counsel and Senior Vice President Business Development	2012 2011	320,000 310,444	— —		160,010 359,998	192,000 197,005	53,851 50,578	(8)	725,861 918,025
Thomas E. Riggs Former Senior Vice President Marketing	2012	320,000	—		160,010	48,000	676,508	(9)	1,204,518
Richard P. Crain Former Senior Vice President Marketing	2012	265,301	—		—	44,791	671,286	(10)	981,378

(1)	The amounts reported in this column represent the aggregate grant date fair value of awards of the restricted stock awards granted to the NEOs in each covered fiscal year and does not reflect whether the recipient has actually realized a financial benefit from the award. The assumptions used in the calculations of these amounts are included in Note 12 to our Consolidated Financial Statements contained in our Annual Report on Form 10-K for fiscal 2012.

(2)	The amounts reported in this column represent amounts earned under the 2003 Incentive Compensation Plan and the Management Incentive Plan, as discussed previously in this document. The amounts reported also include a recognition/retention bonus of $67,500 for Mr. Putnam, $48,000 for Messrs. Freed and Riggs, and $44,791 for Mr. Crain.

(3)	The amount reported in this column for fiscal 2012 represents $23,325 in medical premiums, $1,747 in dental premiums, $204 in vision premiums, $1,718 in disability premiums and $1,267 in life insurance premiums. This amount also includes $1,350 group-term life insurance imputed income, $11,589 ArmadaCare medical reimbursement benefits and premiums, $6,130 contributed on a matching basis pursuant to the terms of the Section 401(k) plan and $16,763 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

(4)	The amount reported in this column for fiscal 2012 represents $23,325 in medical premiums, $1,747 in dental premiums, $204 in vision premiums, $1,718 in disability premiums and $1,267 in life insurance premiums. This amount also includes a $2,070 group-term life insurance imputed income, $11,589 ArmadaCare medical reimbursement benefits and premiums, $4,587 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $11,641 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

(5)	The amount reported in this column for fiscal 2012 represents $16,604 in medical premiums, $1,029 in dental premiums, $126 in vision premiums, $1,718 in disability premiums and $1,267 in life insurance premiums. This amount also includes $5,940 group-term life insurance imputed income, $7,116 in ArmadaCare medical reimbursement benefits and premiums, and $4,257 contributed on a matching basis pursuant to the terms of the Section 401(k) plan.

(6)	The amount reported in this column for fiscal 2012 represents an annual cash award paid to Mr. Cranston per his employment agreement.

(7)	The amount reported in this column for fiscal 2012 represents $23,325 in medical premiums, $1,747 in dental premiums, $204 in vision premiums, $1,718 in disability premiums and $1,267 in life insurance premiums. This amount also includes a $1,918 group-term life insurance imputed income, $11,589 ArmadaCare medical reimbursement benefits and premiums, $4,368 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, $8,506 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan, $123,204 in relocation costs and $5,670 for an executive physical.

(8)	The amount reported in this column for fiscal 2012 represents $23,325 in medical premiums, $1,747 in dental premiums, $204 in vision premiums, $1,718 in disability premiums and $1,267 in life insurance premiums. This amount also includes an $810 group-term life insurance imputed income, $11,589 ArmadaCare medical reimbursement benefits and premiums, $4,799 contributed on a matching basis pursuant to the terms of the Section 401(k) plan, and $8,392 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan.

(9)

The amount reported in this column for fiscal 2012 represents $23,325 in medical premiums, $1,747 in dental premiums, $204 in vision premiums, $1,718 in disability premiums and $1,267 in life insurance premiums. This amount also includes an $880 group-term life insurance imputed income, $11,589 ArmadaCare medical reimbursement benefits and premiums, $5,050 contributed on a matching basis pursuant to the terms of the Section 401(k) plan and $8,276 contributed on a matching basis pursuant to the terms of our non-qualified deferred compensation plan. This amount also includes following items from his Separation Agreement; $320,000 severance, a lump sum payment of $80,000, tuition balance of $30,000,

$144,000 earned under the 2003 Incentive Compensation Plan, $39,952 COBRA subsidy, and $8,500 for outplacement services.

(10)	The amount reported in this column for fiscal 2012 represents $21,531 in medical premiums, $1,613 in dental premiums, $188 in vision premiums, $1,574 in disability premiums and $1,162 in life insurance premiums. This amount also includes a $3,349 group-term life insurance imputed income, $10,584 ArmadaCare medical reimbursement benefits and premiums, and $2,382 for an executive physical. This amount also includes the following items from his Separation Agreement; $298,607 severance, lump sum payments of $85,000 and of $75,000, $122,000 earned under the 2003 Incentive Compensation Plan, $39,796 COBRA subsidy, and $8,500 for outplacement services.

(11)	Mr. Putnam was promoted to the position of President and Chief Financial Officer on March 7, 2011.

Fiscal 2012 Grants of Plan-Based Awards Table

The following table sets forth information regarding grants of plan-based awards to the NEOs in fiscal 2012:

	Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kimberly J. McWaters
ACIA(1)		7,000	496,900	621,100
Stock Award(3)	Sep 20, 2012				63,292		800,011
Eugene S. Putnam, Jr.
ACIA(1)		4,100	292,500	365,700
Bonus(2)			67,500
Stock Award(3)	Sep 20, 2012				37,975		480,004
John C. White
ACIA(1)		4,700	331,000	413,800
Kenneth J. Cranston
Stock Award(3)	Sep 20, 2012				12,659		160,010
Chad A. Freed
ACIA(1)		2,300	160,000	200,000
Bonus(2)			48,000
Stock Award(3)	Sep 20, 2012				12,659		160,010
Thomas E. Riggs
Bonus(2)			48,000
Stock Award(3)	Sep 20, 2012				12,659		160,010
Richard P. Crain
Bonus(2)			44,791

(1)	The “Annual Cash Incentive Awards (ACIA)” amounts reported represent the dollar value of the estimated possible payout upon satisfaction of the conditions subject to the non-equity incentive plan awards granted to the NEOs in fiscal 2012. The amounts actually earned in fiscal 2012 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Awards included within these columns are discussed under the heading “Components of the Executive Compensation Program — Annual Cash Incentive Awards” within the Compensation Discussion and Analysis set forth elsewhere in this Proxy Statement.

(2)	These amounts represent the Retention/Recognition Bonus Program approved by the Compensation Committee in June 2011. These amounts are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(3)	The amounts reported are the total estimated fair value of the award on the date of grant calculated based on accounting principles generally required in the United States and does not include an estimate for forfeitures.

In fiscal 2012, each of the NEOs received his or her regular equity award in the form of restricted shares. The restrictions on the shares of restricted stock granted in September 2012 lapse at a rate of 20% each year for five years. Recipients of restricted stock, including NEOs, are considered stockholders with respect to all such shares of restricted stock and have all of the rights of a stockholder in the Company with respect to the restricted shares (e.g., they may vote the shares at any meeting of our stockholders). However, recipients have no rights to any dividends declared with respect to the restricted shares until the restrictions on such shares lapse and may not sell or transfer the shares until they vest.

All restrictions on the restricted shares lapse upon death, disability, termination of employment without cause within one year following a change-in-control of the Company or termination of employment by the recipient for good reason. “Good reason” means a material reduction in the Named Executive Officer’s authority, perquisites, position or responsibilities (other than such a reduction which affects all of our senior executives on a substantially equal or proportionate basis), or a requirement that the NEO relocate greater than 50 miles from his or her current primary work location. “Cause” includes, but is not limited to, the following: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime involving embezzlement, conversion of property or moral turpitude; (ii) a finding by a majority of the Board of Directors of fraud, embezzlement or conversion of the Company’s property; (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving the acquisition, use or expenditure of federal, state or local government funds or the unlawful use, possession or sale of illegal substances; (iv) an administrative or judicial determination of fraud or any other violation of law involving federal, state or local government funds; and (v) a finding by a majority of the Board of Directors of a knowing breach of any of fiduciary duties to the Company or the Company’s stockholders or making of a misrepresentation or omission which breach, misrepresentation or omission would reasonably be expected to materially adversely affect the business, properties, assets, condition (financial or other) or prospects of the Company.

Outstanding Equity Awards at 2012 Fiscal Year-End Table

The following table sets forth certain information regarding all outstanding equity awards for each of the NEOs, as of September 30, 2012. The values reported in the table have not been, and may never be, realized. The stock options reported in the table may never be exercised and the value, if any, will depend on the market price of our common stock on the exercise date. In addition, the restricted stock awards are subject to forfeiture and the value realized, if any, will depend on the market price of our common stock on the date an NEO sells those shares once the restrictions have lapsed. The performance units will only vest upon achievement of certain performance criteria and the value realized, if any, will depend on the market price of our common stock on the date an NEO sells these shares once the units vest.

		Option Awards			Stock Awards
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights Held That Have Not Vested ($)
Kimberly J. McWaters
	Dec 17, 2003	157,240	$20.50	Dec 17, 2013
	Feb 16, 2005	65,000	$38.46	Feb 16, 2015
	Jun 15, 2006	52,500	$23.25	Jun 15, 2016
	Feb 28, 2007	9,300	$23.63	Feb 28, 2017
	Jun 03, 2008	39,300	$12.75	Jun 03, 2015
	Sep 15, 2009				9,626	(1)	$131,876	2,893	(2)	$39,634
	Sep 14, 2010				20,973	(1)	$287,330	9,225	(3)	$126,383
	Jun 7, 2011				26,178	(4)	$358,639
	Sep 20, 2011				58,309	(6)	$798,833
	Sep 20, 2012				63,292	(6)	$867,100
Eugene S. Putnam, Jr.
	Aug 11, 2008	22,914	$15.79	Aug 11, 2015
	Sep 15, 2009				4,332	(1)	$59,348	1,303	(2)	$17,851
	Sep 14, 2010				9,438	(1)	$129,301	4,151	(3)	$56,869
	Mar 7, 2011				6,436	(1)	$88,173
	Jun 7, 2011				11,855	(5)	$162,414
	Sep 20, 2011				34,986	(6)	$479,308
	Sep 20, 2012				37,975	(6)	$520,258
John C. White
	Dec 17, 2003	102,241	$20.50	Dec 17, 2013
	Feb 16, 2005	35,000	$38.46	Feb 16, 2015
	Jun 15, 2006	24,500	$23.25	Jun 15, 2016
	Feb 28, 2007	7,400	$23.63	Feb 28, 2017
	Jun 03, 2008	15,700	$12.75	Jun 03, 2015
	Sep 15, 2009				3,850	(1)	$52,745	1,157	(2)	$15,851
	Sep 14, 2010				8,390	(1)	$114,943	3,690	(3)	$50,553
	Sep 20, 2011				23,324	(6)	$319,539
Kenneth J. Cranston
	Dec 8, 2009				2,321	(1)	$31,798
	Sep 14, 2010				4,587	(1)	$62,842	1,845	(3)	$25,277
	Jun 7, 2011				4,215	(5)	$57,746
	Sep 20, 2011				11,662	(6)	$159,769
	Sep 20, 2012				12,659	(6)	$173,428
Chad A. Freed
	Mar 15, 2004	15,000	$38.79	Mar 15, 2014
	Feb 16, 2005	12,000	$38.46	Feb 16, 2015
	Jun 15, 2006	11,000	$23.25	Jun 15, 2016
	Feb 28, 2007	2,800	$23.63	Feb 28, 2017
	Jun 03, 2008	19,425	$12.75	Jun 03, 2015
	Sep 15, 2009				1,925	(1)	$26,373	579	(2)	$7,932
	Sep 14, 2010				4,195	(1)	$57,472	1,845	(3)	$25,277
	Jun 7, 2011				8,430	(5)	$115,491
	Sep 20, 2011				11,662	(6)	$159,769
	Sep 20, 2012				12,659	(6)	$173,428
Thomas E. Riggs
	Jul 05, 2005	6,000	$32.70	Dec 29, 2012
	Jun 15, 2006	2,750	$23.25	Dec 29, 2012
	Feb 28, 2007	700	$23.63	Dec 29, 2012
	Jun 03, 2008	19,425	$12.75	Dec 29, 2012
Richard P. Crain
	Feb 28, 2007	2,800	$23.63	Nov 18, 2012
	Jun 03, 2008	15,675	$12.75	Nov 18, 2012
	Feb 25, 2009	1,223	$11.41	Nov 18, 2012

(1)	Assuming continued employment with the Company, the granted shares will vest 25% per year on the anniversary date of the grant for each of the succeeding four years.

(2)	Assuming continued employment with the Company, 33.3% of the granted value will vest on November 15 of each of 2010, 2011 and 2012, subject to performance criteria with a vesting range of 0% to 200%. On October 9, 2012, the Compensation Committee met and determined that the third tranche will be paid out at 0%.

(3)	Assuming continued employment with the Company, 100% of the granted value will vest on November 15, 2013, subject to performance criteria with a vesting range of 0% to 200%.

(4)	Assuming continued employment with the Company, the granted shares will vest 25% on March 7, 2012, January 7, 2013, and June 7 of each of 2013 and 2014.

(5)	Assuming continued employment with the Company, 50% of the granted shares will vest on the second and the third anniversary date of the grant.

(6)	Assuming continued employment with the Company, the granted shares will vest 20% per year on the anniversary date of the grant for each of the succeeding five years.

Fiscal 2012 Option Exercises and Stock Vested Table

The following table sets forth certain information regarding the stock options exercised by the NEOs and restricted stock awards that vested during fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kimberly J. McWaters	50,842	457,678	59,574	757,931
Eugene S. Putnam, Jr	—	—	22,828	292,084
John C. White	—	—	20,340	258,924
Kenneth J. Cranston	—	—	6,369	81,463
Chad A. Freed	—	—	10,144	129,455
Thomas E. Riggs	—	—	10,144	129,455
Richard P. Crain	—	—	2,457	30,063

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)	Represents the market value of our common stock on the vesting date, multiplied by the number of shares of common stock that vested.

Fiscal 2012 Non-Qualified Deferred Compensation Table

The following table sets forth the vested account balances of the NEO under our non-qualified deferred compensation plan for the fiscal year ended September 30, 2012. Details of the plan are included under the heading of “— Components of the Executive Compensation Program — Post-Employment Compensation Programs — Retirement Benefits” in this Proxy document.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Kimberly J. McWaters	113,313	16,763	33,734	—	199,519
Eugene S. Putnam, Jr.	49,814	11,641	15,347	—	72,460
John C. White	—	—	—	—	—
Kenneth J. Cranston	44,616	8,506	7,203	—	31,937
Chad A. Freed	32,000	8,392	8,627	—	50,808
Thomas E. Riggs	24,923	8,276	18,458	—	118,230
Richard P. Crain	—	—	—	—	—

(1)	Reflects the amounts deferred for each individual into the non-qualified deferred compensation plan. These amounts are included in the Salary column in the Summary Compensation Table.

(2)	Reflects the Company’s contributions to the individual’s deferred compensation account. These amounts are included in the All Other Compensation column in the Summary Compensation Table.

(3)	Reflects the fully vested and earned compensation as of September 30, 2011.

Potential Payments Upon Termination or Change-in-Control

The tables below show the estimated payments and benefits for each active NEO under various scenarios related to a termination of employment. These tables assume that such termination of employment occurred on September 30, 2012. The estimated payments and benefits shown below are in addition to any retirement, welfare and other payments and benefits that are available to employees generally. The actual amounts that would be paid to any NEO can only be determined at the time of an actual termination of employment and may vary from those set forth below.

	Termination without Cause or for Good Reason	Termination Following Change in Control	Disability	Death
Kimberly J. McWaters
Severance Payments(1)	$1,324,930	$1,324,930	$1,324,930	$1,324,930
Annual Incentive Plan(2)	447,200	496,900	447,200	447,200
Benefits(3)	195,921	195,921	195,921	944,529
Stock Awards(4)	—	2,443,779	2,443,779	2,443,779

Total	$1,968,051	$4,461,530	$4,411,830	$5,160,438

Eugene S. Putnam, Jr.
Severance Payments(1)	$900,000	$900,000	$900,000	$900,000
Annual Incentive Plan(2)	263,300	292,500	263,300	263,300
Benefits(3)	154,407	154,407	154,407	899,649
Stock Awards(4)	—	1,438,801	1,438,801	1,438,801
Deferred Compensation Plan(5)	—	6,200	6,200	6,200

Total	$1,317,707	$2,791,908	$2,762,708	$3,507,950

John C. White
Severance Payments(1)	$1,103,310	$1,103,310	$1,103,310	$1,103,310
Annual Incentive Plan(2)	297,900	331,000	—	—
Benefits(3)	341,631	341,631	341,631	987,783
Stock Awards(4)	—	487,227	487,227	487,227

Total	$1,742,841	$2,263,168	$1,932,168	$2,578,320

Kenneth J. Cranston
Severance Payments(1)	$320,000	$320,000	$—	$—
Bonus(2)	176,000	176,000	—	—
Benefits(3)	76,486	76,486	—	800,000
Stock Awards(4)	—	480,212	480,212	480,212
Deferred Compensation Plan(5)	—	9,307	9,307	9,307

Total	$572,486	$1,062,005	$489,519	$1,289,519

Chad A. Freed
Severance Payments(1)	$—	$320,000	$—	$—
Annual Incentive Plan(2)	—	160,000	—	—
Benefits(3)	—	76,486	—	800,000
Stock Awards(4)	—	532,533	532,533	532,533

Total	$—	$1,089,019	$532,533	$1,332,533

(1)	Represents 24 months of base salary for Ms. McWaters and Messrs. Putnam and White. Represents 12 months of base salary for Messrs. Cranston and Freed.

(2)	Represents bonus earned through termination date. For Change-in-Control, represents target bonus through termination date.

(3)	Represents 24 months medical, dental, vision and ArmadaCare insurance premiums for Ms. McWaters and Mr. Putnam, and 12 months of the same for Messrs. Cranston and Freed. Also includes unused vacation estimated at 4 weeks, reasonable outplacement benefits, and in the event of death, life insurance benefits of $800,000. If separation is the result of disability, executives would also be eligible for disability insurance benefits under the Company employee benefit plan. For Ms. McWaters and Mr. Putnam, if separation is the result of death this amount reflects 24 months of medical, dental, vision and ArmadaCare for Ms. McWaters’ and Mr. Putnam’s spouse and children. For Mr. White, all termination events require maintenance of health care and executive medical through age 65. If separation is the result of death, this amount reflects maintenance of health care and executive medical through age 65 for Mr. White’s spouse and life insurance benefits of $800,000.

(4)	Represents all outstanding stock options and unvested restricted stock, which become fully vested and exercisable upon a change in control or the executive’s death or disability.

(5)	Represents unvested portion of Company deferred compensation contribution as of September 30, 2012.

In addition to the above, other than termination for cause, retirement or resignation, Ms. McWaters and Mr. Putnam’s children would be eligible for tuition waiver at any UTI location or program. Total amounts payable upon a change-in-control for all executives may be reduced to the extent necessary so that the amount payable is not subject to excise tax under Section 4999 of the Internal Revenue Code.

Employment-Related Arrangements

Employment Agreement with Kimberly J. McWaters.    Effective October 1, 2012, we entered into an amendment to the employment agreement with Ms. McWaters, dated March 7, 2011. Under the terms of the agreement, Ms. McWaters agreed to serve as our Chief Executive Officer for an initial term ending March 7, 2014 and is entitled to receive an annual base salary of $629,342 subject to annual increases at the discretion of the Board of Directors.

Employment Agreement with Eugene S. Putnam, Jr.    Effective October 1, 2012, we entered into an amendment to the employment agreement with Mr. Putnam, dated March 7, 2011. This agreement provides for an initial term ending March 7, 2014. Mr. Putnam is entitled to receive an annual base salary of $427,500 subject to annual increases at the discretion of the Board of Directors.

Employment Agreement with John C. White.    Effective October 1, 2012, we entered into an amendment to the employment agreement with Mr. White, dated March 7, 2011. Under the terms of the employment agreement, Mr. White agreed to serve as Chairman of the Board of Directors for an initial term ending March 7, 2014 and is entitled to receive an annual base salary of $1.00 subject to annual increases at the discretion of the Board of Directors. Our agreement with Mr. White provides that if he is terminated without cause or terminates his employment for good reason, his medical benefits will continue through age 65.

Employment Agreement with Kenneth J. Cranston.    Effective October 1, 2012, we entered into an amended and restated employment agreement with Mr. Cranston, which amended and restated his agreement dated on or about March 15, 2011. This agreement provides for an initial term ending in March 2014. Mr. Cranston is entitled to receive an annual base salary of $320,000 subject to annual increases at the discretion of the Chief Executive Officer.

Change-in-Control Agreement with Chad A. Freed.    This agreement is designed to facilitate our ability to retain executives in a competitive marketplace that commonly offers such protections. This agreement provides that if Mr. Freed is terminated without cause or terminates employment for good reason within one year of a change-in-control, he will continue to receive salary payments for 12 months after the date of termination and will receive a prorated bonus calculated by multiplying his target bonus percentage by his fiscal year salary earned through the date of termination. Mr. Freed is also entitled to receive 12 months of paid health benefits continuation and outplacement services.

During fiscal 2012, we entered into Separation Agreements with Messrs. Riggs and Crain. Amounts received under these agreements are reflected in the Fiscal 2012 Summary Compensation Table presented earlier in this Proxy statement.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by us under either the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included elsewhere in this Proxy Statement. Based on this review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012 and this Proxy statement.

The Compensation Committee:

Linda J. Srere (Chair)
David Blaszkiewicz Conrad A. Conrad A. Richard Caputo, Jr.

OTHER MATTERS

The Board of Directors knows of no matters, other than the proposals presented above, to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy card enclosed with this Proxy Statement to vote the shares they represent as the Board of Directors may recommend.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information as of December 27, 2012 with respect to the beneficial ownership of shares of common stock by:

•	each person known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors, director nominees and NEOs; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 27, 2012 upon the exercise of options. Each beneficial owner’s percentage ownership is determined by assuming that all options held by such person that are exercisable within 60 days of December 27, 2012 have been exercised. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Name	Number	Percent
Directors and Named Executive Officers:
Kimberly J. McWaters(1)	607,987	2.2%
Eugene S. Putnam, Jr.(2)	163,523	*
John C. White(3)	2,732,050	10.0%
Ken Cranston(4)	41,854	*
Chad A. Freed (5)	109,519	*
David A. Blaszkiewicz(6)	9,795	*
Alan E. Cabito	11,785	*
A. Richard Caputo, Jr.	222,817	*
Conrad A. Conrad	17,035	*
Roderick R. Paige(7)	10,486	*
Roger S. Penske	3,682	*
Linda J. Srere	14,035	*
Kenneth R. Trammell(8)	7,554	*
All directors and executive officers as a group (16 persons)(9)	4,082,326	15.0%
5% Holders
BlackRock, Inc.(10)	1,624,355	6.0%
Royce & Associates, LLC(11)	3,086,479	11.4%
Stadium Capital Management LLC(12)	3,358,111	12.4%
Westwood Management Corp.(13)	1,562,960	5.7%

*	Less than 1%.

(1)	Includes 178,378 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 323,340 shares of common stock subject to exercisable options. Ms. McWaters has sole voting and investment power over 607,280 shares and shared voting and investment power over 707 shares. Ms. McWaters is our Chief Executive Officer.

(2)	Includes 105,022 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 22,914 shares of common stock subject to exercisable options. Mr. Putnam is our President and Chief Financial Officer.

(3)	Includes 2,464,675 shares of common stock held of record by Whites’ Family Company, LLC; 1,000 shares held of record by John C. White and Cynthia L. White 1989 Family Trust, of which John C. White is a trustee; 35,564 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four or five years); 184,841 shares of common stock subject to exercisable options; and 950,000 shares currently pledged as security. The White Descendants Trust u/a/d September 10, 1997 is the sole member and manager of Whites’ Family Company, LLC. John C. White is the trustee of the White Descendants Trust u/a/d September 10, 1997. Mr. White has sole voting and investment power over 266,375 shares and shared voting and investment power over 2,465,675 shares. Mr. White is our Chairman of the Board of Directors.

(4)	Includes 34,284 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of four or five years). Mr. Cranston is our Senior Vice President of Admissions.

(5)	Includes 38,871 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); 60,225 shares of common stock subject to exercisable options. Mr. Freed is our General Counsel, Sr. Vice President Business Development.

(6)	Includes 4,076 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three years).

(7)	Includes 1,312 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three years).

(8)	Includes 2,582 shares of restricted stock which are forfeitable until vested (restrictions on shares of restricted stock lapse according to specific schedules over a period of three years).

(9)	Includes 2,995,824 shares of common stock; 487,695 shares of restricted stock which are forfeitable until vested (restrictions on the shares of restricted stock lapse according to specific schedules over a period of three, four or five years); and 598,807 shares of common stock subject to exercisable options.

(10)	Based solely on the information provided in Schedule 13G (Amendment No. 1) filed by BlackRock, Inc. (“BlackRock”) with the SEC as of December 30, 2011. BlackRock has sole voting and dispositive power with respect to 1,624,355 shares. The business address for BlackRock is 40 East 52nd Street, New York, New York 10022.

(11)	Based solely on the information provided in Schedule 13G (Amendment No. 2) filed by Royce & Associates, LLC (“Royce”) with the SEC as of December 31, 2011. Royce has sole voting and dispositive authority with respect to 3,086,479 shares. The business address for Royce is 745 Fifth Avenue, New York, New York 10151.

(12)	Based solely on the information provided in Form 4 filed for Stadium Capital Partners, L.P., a California limited partnership (“SCP”), by General Partner Bradley R. Kent with the SEC as of November 28, 2012. SCP reported voting power with respect to 3,358,111 shares. The business address for SCP is 199 Elm Street, New Canaan, CT 06840.

(13)	Based solely on the information provided in Schedule 13G filed by Westwood Management Corp. with the SEC as of December 31, 2011. Westwood Management Corp. reported sole voting power with respect to 1,361,397 shares and shared voting power with respect to 32,233 shares and sole dispositive power with respect to 1,562,960 shares. The business address for Westwood Management Corp. is 200 Crescent Court, Suite 1200, Dallas, Texas 75201.

Unless otherwise noted, the address of each person named in the table is 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file reports of holdings and transactions in our shares with the SEC. For the fiscal year ended September 30, 2012, to our knowledge and based solely on a review of copies of reports furnished to us, or written representations, we believe that the applicable reporting requirements of Section 16(a) have been satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Transactions with Related Persons

Our Board of Directors adopted a written Related Party Transaction Policy (the “Policy”) pursuant to which all “Interested Transactions” with a “Related Party” are subject to review and approval by the Nominating and Corporate Governance Committee. Ongoing or long-term transactions with a Related Party in existence at the time the Policy was adopted, if any, will also be subject to ratification on at least an annual basis. For purposes of the Policy, an “Interested Transaction” is a transaction, arrangement or relationship or a series of similar transactions, arrangements or relationships (including any indebtedness or guaranty of indebtedness) in an amount equal to or exceeding $120,000 in any fiscal year in which us, including any of our subsidiaries, was, is or will be a participant and in which any “Related Party” had, has or will have a direct or indirect material interest. Any indirect interest includes an interest held by or through any entity in which any “Related Party” is employed or is a partner or principal; or in a similar position or in which such “Related Party” has a 10% or greater beneficial ownership interest. A “Related Party” includes executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve an Interested Transaction, the Nominating and Corporate Governance Committee considers such factors as it deems appropriate, which may include: (i) the Related Party’s relationship with us and interest in the transaction; (ii) the material facts of the proposed Interested Transaction, including the proposed value of such transaction, or, in the case of indebtedness, the principal amount that would be involved; (iii) the benefits to us of the Interested Transaction; (iv) an assessment of whether the Interested Transaction is on terms that are comparable to the terms available with an unrelated party; (v) in the case of an existing transaction, the impracticability or cost of securing alternative arrangements and (vi) such other factors as the committee deems relevant.

The Policy provides for standing pre-approval for certain categories of transactions with a Related Party without the need for specific approval by the Nominating and Corporate Governance Committee. These categories are: (i) certain transactions with other companies where the Related Party’s only relationship is as an employee (other than as an executive officer), director or beneficial owner of less than 10% of the company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (ii) charitable contributions, grants or endowments by us to charitable organizations, foundations or universities at which a Related Party’s only relationship is as an employee (other than as an officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (iii) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with a Related Party.

Registration Rights Agreement

We are a party to a registration rights agreement with, among others, the following stockholders: (i) JZ Equity Partners PLC and the permitted transferees of The Jordan Company, LLC (collectively, the TJC Stockholders); (ii) Charlesbank Voting Trust, Charlesbank Equity Fund V, Limited Partnership, CB Offshore

Equity Fund V, L.P., CB Equity Co-investment Fund V, Limited Partnership and Coyote Training Group, LLC (collectively, the Charlesbank Stockholders), (iii) Whites’ Family Company, LLC; and (iv) Robert D. Hartman. The registration rights agreement provides for “piggyback” registration rights with respect to the restricted shares of our common stock held by each of the stockholder parties to this agreement, including Whites’ Family Company, LLC, an entity controlled by John C. White, our Chairman of the Board of Directors. Accordingly, if we propose to register any of our common stock for sale to the public, we are required to give written notice of our intention to do so to each of the stockholders who are a party to this agreement and to use our best efforts to include in the registration statement the number of restricted shares of our common stock beneficially owned and requested to be registered by such stockholders, subject to reduction of such shares under certain circumstances by an underwriter. If a reduction of shares is necessary, stockholders who request to participate in the registration will do so pro rata based on the numbers of shares held by such stockholders on a fully-diluted basis, except that we will have first priority to register shares of our common stock if we initiate the registration for our own account. Pursuant to the registration rights agreement, the “piggyback” right terminates from and after the date on which those stockholders cease to beneficially own at least 1% of our issued and outstanding shares of common stock.

Transactions with Management and Others

Since 1991, we have leased some of our properties from entities controlled by John C. White, the Chairman of our Board of Directors, or entities in which Mr. White’s family members have an interest. A portion of the property comprising the Orlando location is occupied pursuant to a lease with the John C. and Cynthia L. White 1989 Family Trust, with the lease term expiring on August 19, 2022. The annual base lease payments for the first year under this lease totaled approximately $326,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Another portion of the property comprising the Orlando location is occupied pursuant to a lease with Delegates LLC, an entity controlled by the White Family Trust, with the lease term expiring on August 19, 2022. The beneficiaries of the White Family Trust, which is an irrevocable grantor trust, are Mr. White’s children and the trustee of the trust is not related to Mr. White. Annual base lease payments for the first year under this lease totaled approximately $680,000, with annual adjustments based on the higher of (i) an amount equal to 4% of the total annual rent for the immediately preceding year or (ii) the percentage of increase in the Consumer Price Index. Additionally, since April 1994, we have leased two of our Phoenix properties under one lease from City Park LLC, a successor in interest of 2844 West Deer Valley LLC and in which the John C. and Cynthia L. White 1989 Family Trust holds a 25% interest. This lease was amended effective on December 1, 2012. The amendment extended the term of the lease from February 28, 2015 to December 31, 2022 and reduced the base lease payments for the 2013 calendar year from approximately $583,000 to approximately $523,000. Additionally, the amendment specifies annual base lease payment increases of 2% beginning on March 1, 2015. The table below sets forth the total payments that the Company made in fiscal 2010, 2011 and 2012 under these leases:

	City Park LLC	John C. and Cynthia L. White 1989 Family Trust	Delegates LLC
Fiscal 2010	$614,204	$653,096	$1,056,554
Fiscal 2011	$651,908	$677,325	$1,098,749
Fiscal 2012	$651,721	$700,888	$1,138,614

We believe that the rental rates under these leases approximated fair market rental value of the properties at the time the lease agreements were negotiated.

John Murphy, the brother of our Chief Executive Officer, Kimberly J. McWaters, works for us as our Admissions Process Director and has been employed by us for over ten years. Mr. Murphy’s compensation in fiscal 2012 totaled approximately $186,467. He is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under our 2003 Incentive Compensation Plan.

Lori Smith, the wife of our Senior Vice President of Operations, Sherrell E. Smith, works for us as our Vice President of Business Intelligence and has been employed by us since March 1993. Ms. Smith’s compensation in fiscal 2012, including the value of equity-based compensation awarded to her, totaled approximately $244,008. She is eligible to receive benefits that are provided to all of our employees generally, including equity incentive awards under UTI’s 2003 Incentive Compensation Plan. In fiscal 2012, Ms. Smith received a grant of 4,629 shares of restricted stock under UTI’s Incentive Compensation Plan.

SUBMISSION OF STOCKHOLDER PROPOSALS

From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to us in addition to complying with certain rules and regulations promulgated by the SEC. We intend to hold our year 2014 annual meeting during February 2014. We must receive proposals for our 2014 annual meeting no later than September 13, 2013 for possible inclusion in our proxy materials, or between October 23, 2013 and November 22, 2013, for possible consideration at the meeting. Stockholders should direct any communications, as well as related questions, to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

ANNUAL REPORT

Our 2012 annual report to stockholders has been made available to stockholders concurrently with this Proxy Statement, but is not incorporated into this Proxy Statement and is not to be considered to be a part of our proxy solicitation materials.

Upon request, we will provide, without charge to each stockholder of record as of the record date specified on the first page of this Proxy Statement, a copy of our annual report on Form 10-K for the year ended September 30, 2012 as filed with the SEC. Any exhibits listed in the annual report on Form 10-K also will be furnished upon request at the actual expense that we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at the address set forth on the first page of this Proxy Statement.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS

Pursuant to the rules of the SEC, we and services that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of our annual report to stockholders and the Proxy Statement. Upon written or oral request, we will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that we deliver single copies of such documents in the future. Stockholders may notify us of their requests by calling or writing our Corporate Secretary at Universal Technical Institute, Inc., 16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona 85254, telephone (623) 445-9500.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 20, 2013

This Proxy Statement and 2012 annual report to stockholders are available at http://www.envisionreports.com/uti.

Scottsdale, Arizona

Dated: January 8, 2013

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on February 20, 2013.

Vote by Internet • Go to www.envisionreports.com/UTI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

A	Proposals — The Board of Directors Recommends a Vote FOR Item 1 and Item 2.

1. Election of Directors:	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain	+
01 - Roderick R. Paige	☐	☐	☐	02 - Kenneth R. Trammell			☐	☐	☐	03 - Alan E. Cabito	☐	☐	☐

				For	Against	Abstain
2. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for the year-ended September 30, 2013.				☐	☐	☐	At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.							Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	31BM	+
01JVRC

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‚  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ‚

PROXY

UNIVERSAL TECHNICAL INSTITUTE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 20, 2013

The undersigned appoints John C. White and Kimberly J. McWaters, and each of them, as proxies, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2013 Annual Meeting of Stockholders of UNIVERSAL TECHNICAL INSTITUTE, INC. (“UTI”), to be held on February 20, 2013, and at any adjournment or postponement thereof and authorizes them to vote at such meeting, as designated on the reverse side of this form, all the shares of common stock of UTI held of record by the undersigned on December 27, 2012.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE FOR ALL NOMINEES AND PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Notice and Proxy Statement and Annual Report are available at: http://www.envisionreports.com/uti

(Continued and to be marked, dated and signed, on the other side)